                                                                EXHIBIT 2.1


                             AGREEMENT AND PLAN OF
                                     MERGER

                                  BY AND AMONG

                          SEARCH CAPITAL GROUP, INC.,

                       SEARCH CAPITAL ACQUISITION CORP.,

                                      AND

                              MS FINANCIAL, INC.,

                          DATED AS OF FEBRUARY 7, 1997

                               TABLE OF CONTENTS


1.       PLAN OF REORGANIZATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
         1.1.    The Merger.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
                 (a)      The Merger  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
                 (b)      Effects of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -1-
                 (c)      Certificate of Incorporation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 (d)      Bylaws  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 (e)      Directors and Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
         1.2.    Conversion of Securities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 (a)      Capital Stock of Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 (b)      Cancellation of Certain Shares of Capital Stock of MS Financial . . . . . . . . . . . . . . -2-
                 (c)      Conversion of Capital Stock of MS Financial . . . . . . . . . . . . . . . . . . . . . . . . -2-
                 (d)      Maximum and Minimum Exchange Ratio  . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
                 (f)      Fractional Shares . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
                 (g)      Adjustments for Financial Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -3-
         1.3.    Exchange of Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
                 (a)      Exchange Agent  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
                 (b)      Exchange Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -5-
                 (c)      Distributions with Respect to Unexchanged Shares of MS Financial Stock  . . . . . . . . . . -6-
                 (d)      Termination of Exchange Fund  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
                 (e)      No Liability  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
                 (f)      Withholding Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
                 (g)      No Further Ownership Rights in Capital Stock of MS Financial  . . . . . . . . . . . . . . . -6-
                 (h)      Lost, Stolen or Destroyed Certificates  . . . . . . . . . . . . . . . . . . . . . . . . . . -6-
         1.4.    Stock Transfer Books . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-
         1.5.    Stock Options and Other Rights to MS Financial Stock . . . . . . . . . . . . . . . . . . . . . . . . -7-
         1.6.    Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -7-

2.       CLOSING. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         2.1.    Certificate of Merger Filing; Closing Time . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -8-
         2.2.    Documents to be Delivered at Closing by MS Financial . . . . . . . . . . . . . . . . . . . . . . . . -8-
         2.3.    By Search/Newco  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . -9-
         3.1.    Due Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         3.2.    Authorization; Validity  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -10-
         3.3.    No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -11-
         3.4.    Permits and Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.5.    Capital Stock of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.6.    Transactions in Capital Stock. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.7.    Subsidiary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.8.    Predecessor Status; etc. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -12-
         3.9.    Spin-off by the Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.10.   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.11.   SEC Filings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -13-
         3.12.   Liabilities and Obligations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -14-
         3.13.   Accounts and Notes Receivable  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.14.   Finance Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -15-
         3.15.   Offices, FTC; Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-
         3.16.   Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -17-

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
                 (a)     Hazardous Material  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  -17-
                 (b)     Hazardous Materials Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  -17-
                 (c)     Permits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  -18-
                 (d)     Environmental Liabilities . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. .  -18-
         3.17.   Real and Personal Property . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -18-
         3.18.   Significant Car Dealers, Material Contracts and Commitments  . . . . . . . . . . . . . . . . . . .  -18-
         3.19.   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         3.20.   Compensation; Employment Agreements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -19-
         3.21.   Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -20-
         3.22.   Employee Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         3.23.   Conformity with Law; Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         3.24.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -21-
         3.25.   Government Contracts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         3.26.   Absence of Changes . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -22-
         3.27.   Bank Accounts Powers of Attorney . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         3.28.   Relations with Governments . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -24-
         3.29.   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.30.   Opinion of Financial Advisor . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.31.   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.32.   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.33.   Absence of Claims Against Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.34.   Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.35.   Compliance with Laws of Delaware . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         3.36.   Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-

4.       REPRESENTATIONS OF SEARCH AND NEWCO  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -25-
         4.1.    Due Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         4.2.    Authorization; Validity of Obligations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         4.3.    No Conflicts; Required Filings and Consents  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -26-
         4.4.    Permits and Intangibles  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -27-
         4.5.    Capitalization of Search and Ownership of Search Stock . . . . . . . . . . . . . . . . . . . . . .  -27-
         4.6.    SEC Filings; Financial Statements  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -28-
         4.7.    Absence of Certain Changes or Events . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -29-
         4.8.    Conformity with Law; Litigation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         4.9.    Ownership of Newco; No Prior Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         4.10.   Vote Required  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         4.11.   Brokers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         4.12.   Transactions in Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -30-
         4.13.   Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         4.14.   Complete Copies of Materials . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         4.15.   Hart-Scott-Rodino Filing . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         4.16.   Review of Company  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-
         4.17.   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -31-

5.       COVENANTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         5.1.    Access to Information; Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -32-
         5.2.    Conduct of Business by MS Financial  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -33-
         5.3.    Prohibited Activities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -34-
         5.4.    No Solicitation of Transactions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-
         5.5.    Notification of Certain Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -36-

         5.6.    Cooperation in Obtaining Required Consents and Approvals . . . . . . . . . . . . . . . . . . . . .  -36-
         5.7.    Tax Returns  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         5.8.     Registration Statement; Proxy Statement . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -37-
         5.9.    Stockholders Meetings  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
         5.10.    Appropriate Action; Consents; Filings . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -38-
         5.11.   Obligations of Newco . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
         5.12.   Public Announcements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
         5.13.   Delivery of SEC Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
         5.14.   Further Action . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
         5.15.   Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -40-
         5.16.   Operations . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -41-
         5.17.   Tax Reorganization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
         5.18.   Search Stock . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
         5.19.    Directorship  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-

6.       CONDITIONS TO THE MERGER.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
         6.1.    Conditions to the Obligations of Each Party  . . . . . . . . . . . . . . . . . . . . . . . . . . .  -43-
         6.2.    Conditions to the Obligations to Search and Newco  . . . . . . . . . . . . . . . . . . . . . . . .  -44-
                 (a)      Representations and Warranties; Performance of Obligations  . . . . . . . . . . . . . . .  -44-
                 (b)      No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
                 (c)      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
                 (d)      Cold Comfort Letter . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -44-
                 (e)      Bank Financing  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-
                 (f)      Insurance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-
         6.3.    Conditions to the Obligations of MS Financial  . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-
                 (a)      Representations and Warranties; Performance of Obligations  . . . . . . . . . . . . . . .  -45-
                 (b)      No Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-
                 (c)      Consents and Approvals  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-

7.       GENERAL  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-
         7.1.    Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -45-
         7.2.    Effect of Termination  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         7.3.    Cooperation  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         7.4.    Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         7.5.    Entire Agreement . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         7.6.    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -47-
         7.7.    Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -48-
         7.8.    Specific Performance; Remedies . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         7.9.    Notices  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -49-
         7.10.   Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
         7.11.   Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
         7.12.   Absence of Third Party Beneficiary Rights  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
         7.13.   Mutual Drafting  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
         7.14.   Further Representations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
         7.15.   Amendment; Waiver  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-
         7.16.   Survival of Certain Clauses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -50-

8.       DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  -51-

                          AGREEMENT AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made as of February 7, 1997, by and among (i) Search Capital Group, Inc., a Delaware corporation ("Search"), (ii) Search Capital Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Search ("Newco"), and (iii) MS Financial, Inc., a Delaware corporation ("MS Financial").

                                   BACKGROUND

         A. MS Financial is a Mississippi-based consumer finance company engaged in the financing and servicing of non- prime automobile installment loans; and

         B. The respective Boards of Directors of Search, Newco and MS Financial deem it advisable and in the best interests of Search, Newco and MS Financial and their respective stockholders that Newco merge with and into MS Financial (the "Merger") pursuant to this Agreement and the applicable provisions of the Delaware Statutes.

         C. This Agreement is intended as a plan of reorganization within the provisions of Section 368(a) of the Code.


         D.  Some of the capitalized terms set forth below are defined in
Article 8 below.

         NOW, THEREFORE, in consideration of the foregoing premises, which are incorporated herein by reference, and of the representations, warranties, covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by all parties, the parties hereto, intending to be legally bound, agree as follows:

1.       PLAN OF REORGANIZATION

         1.1.    The Merger.

                 (a) The Merger. At the Effective Time, Newco shall be merged with and into MS Financial pursuant to this Agreement and the Delaware Statutes, the separate corporate existence of Newco shall cease and MS Financial shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

                 (b) Effects of the Merger. The Merger shall have the effects provided therefor by the Delaware Statutes. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time (i) all the rights, privileges, powers and franchises, of a public as well as of a private nature, and all property, real and personal, and all debts due on whatever account, including without limitation subscriptions to shares, and all other choses in action, and all and every other interest of or belonging to or due to MS Financial or Newco, shall be vested in the Surviving Corporation without further act or deed, and all property, rights and privileges, powers and franchises and all and every other interest shall be thereafter as effectually the property of the Surviving Corporation as they were of MS Financial and Newco immediately prior to the Effective Time, and (ii) all debts, liabilities, duties and obligations of MS Financial and Newco shall be the debts, liabilities, duties and obligations of the Surviving Corporation.

                 (c) Certificate of Incorporation. At the Effective Time, the Amended and Restated Certificate of Incorporation of MS Financial shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the terms of the Certificate of Incorporation of the Surviving Corporation and the Delaware Statutes.

                 (d) Bylaws. From and after the Effective Time, the Bylaws of Newco as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with the terms of the Bylaws and Certificate of Incorporation of the Surviving Corporation and the Delaware Statutes.

                 (e) Directors and Officers. The directors of Newco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each such director to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation until a successor to such director is elected and has qualified or until such director's death, resignation, removal or disqualification. The officers of Newco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each such officer to hold office in accordance with the Bylaws of the Surviving Corporation until a successor to such officer is duly elected or appointed and qualified, or until such officer's death, resignation, removal or disqualification.

         1.2. Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Search, Newco, MS Financial or any stockholder of Newco or MS Financial, the shares of capital stock of each of Newco and MS Financial shall be converted as follows:

                 (a) Capital Stock of Newco. Each share of Newco Stock issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

                 (b) Cancellation of Certain Shares of Capital Stock of MS Financial. All shares of capital stock of MS Financial that are owned directly or indirectly by Search, Newco, MS Financial or the Subsidiary of MS Financial immediately prior to the Effective Time (as treasury shares or otherwise) shall be canceled and no stock of Search or other consideration shall be delivered in exchange therefor.

                 (c) Conversion of Capital Stock of MS Financial. Subject to Sections 1.2 (d), (e), (f), (g) and (h), each share of MS Financial Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled pursuant to Section 1.2(b) and Dissenting Shares, if any), shall automatically be canceled and extinguished and converted, without any action on the part of the holder thereof, into the right to receive that number of shares of Search Common Stock as equals the Exchange Ratio. At the Effective Time, all such shares of MS Financial Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a Certificate shall cease to have any rights with respect thereto, except the right to receive the shares of Search Common Stock to which such holder is entitled under this Section 1.2(c).

                 (d) Maximum and Minimum Exchange Ratio. Notwithstanding the provisions of Section 1.2(c) above and except for any adjustment made pursuant to Sections 1.2(e), (g) and (h) in no event will the Exchange Ratio exceed 0.46 or be less than 0.34.

                 (e) Adjustment of Exchange Ratio. Subject to the provisions of Section 5.18 hereof, if, between the date of this Agreement and the Effective Time, the outstanding shares of Search Common Stock, or, subject to compliance with Section 5.3 below, MS Financial Stock, shall have been changed into a different number of shares, or a different class, by reason of any reclassification, recapitalization, split up, stock dividend, stock combination or exchange of shares, then the Exchange Ratio shall be correspondingly adjusted.

                 (f) Fractional Shares. No certificates or scrip evidencing fractional shares of Search Common Stock shall be issued, but in lieu thereof each holder of shares of MS Financial Stock who would otherwise be entitled to receive a fraction of a share of Search Common Stock shall, at the option of Search, either receive from Search an amount of cash equal to the Valuation Period Market Value multiplied by Exchange Ratio multiplied by the fraction of a share of Search Common Stock to which such holder would otherwise be entitled, as soon as practicable after the Effective Time, or the Exchange Agent shall sell in the open market all such fractional share interests, as agent of the holder, and remit such proceeds to the holder. If Search elects to have the Exchange Agent sell such fractional shares, Search shall pay all brokers' commissions associated with such sales.

                 (g)     Adjustments for Financial Changes.

                        (i) Notwithstanding the provisions of Sections 1.2(c) and (d), the Per Share Amount and the maximum and minimum Exchange Ratio figures in Section 1.2(d) shall be adjusted as set forth in Section 1.2(g)(ii) if, at the Effective Time, the unaudited financial statements of MS Financial for the last month ending before the Effective Time (provided, however, that if the Effective Time is on or before the 15th day of a month, then the unaudited financial statements for the second month before the Effective Time shall govern) (the "Most Recent Financial Statements")) prepared in accordance with GAAP and MS Financial's past practice but adjusting stockholders' equity in accordance with (A), (B) and (C) below (as so adjusted, the "Adjusted Stockholders' Equity"), show that stockholders' equity is less than the stockholders' equity shown on the Current Balance Sheet.

                                  (A)      The actual stockholders' equity
                          reflected on the balance sheet included in the Most Recent Financial Statements (the "Adjustment Balance Sheet") shall be adjusted to reflect (1) that no decrease in stockholders' equity shall be made for the aggregate $2,995,500 in costs shown on Schedule 1.2(g), (2) no increase in the amount of stockholders' equity shall be made for the first $2,300,000 of income tax refunds in excess of $4,000,000, and (3) no decrease in stockholders' equity shall be made for the payments required by
                          Section 5.16(f) below. The actual stockholders' equity on the Adjustment Balance Sheet shall be further adjusted in the event that KPMG requires any changes to stockholders' equity as a result of requiring changes in the "Allowance for Losses" account shown on the Current Balance Sheet, but adjusted for unearned discount (as so adjusted, "Allowance for Losses") against the "Notes Receivable --C.A.R.S."

                          account shown on the Current Balance Sheet, but adjusted for unearned discount (as so adjusted, "Net Managed Receivables"). In the event of a KPMG required change, no increase in such Allowance for Losses shall be subtracted from stockholders' equity and no decrease in such Allowance for Losses shall be added to stockholders' equity. (As reflected in the Current Balance Sheet, the Allowance for Losses was $12,567,932 against Net Managed Receivables of $132,742,638, for a ratio of 9.5%.)

                                  (B)      If the Delinquency Rate Percentage
                          for the month to which the Most Recent Financial Statements relate exceeds by 25% or more the Delinquency Rate Percentage for December 1996 (which was 19.3%), stockholders' equity shall be adjusted by an amount equivalent to 50% of the income statement net after tax effect of charging off all Finance Contracts reflected in the "Notes Receivable -- C.A.R.S." account that are 91 days or more contractually past due, first, by charging the Allowance for Losses shown on the Adjustment Balance Sheet for the dollar amount of such charge-offs and, second, by debiting the Provision for Losses account on the statement of income included in the Most Recent Financial Statement (the "Adjustment Income Statement") by an amount sufficient to restore the ratio of the Allowance for Losses (less the amount of additional changes required by KPMG as of December 31, 1996 as discussed in paragraph (A) above) to Net Managed Receivables to 9.5%.

                                  (C)      If, for the period between January
                          1, 1997 and the end of the month to which the Most Recent Financial Statements relate, the total amount of Net Managed Receivables charged off, and that should have been charged off, by MS Financial (other than charge-offs made pursuant to paragraph (B) above) according to GAAP and MS Financial's general accounting practices in place between July 1, 1996 and December 31, 1996, exceeds $7 million, stockholders' equity shall be adjusted by an amount equivalent to 50% of the income statement net after tax effect of debiting the Provision for Losses account on the Adjustment Income Statement by an amount sufficient to restore the ratio of the Allowance for Losses (less the amount of additional changes required by KPMG as of December 31, 1996 as discussed in paragraph (A) above) to Net Managed Receivables to 9.5%.

                          (ii) The formula for calculating the Per Share Amount adjustment is as provided in this Section 1.2(g)(ii). If the Adjusted Decrease in Stockholders' Equity (as defined below) is $2,100,000 or less, no adjustment to the Per Share Amount shall be made. If the Adjusted Decrease in Stockholders' Equity is more than $2,100,000 but less than $3,100,000, then 50% of such decrease shall be applied to the following calculation of the Adjusted Per Share Amount. If the Adjusted Decrease in Stockholders' Equity is $3,100,000 or more, then 100% of such decrease shall be applied to the following calculation of the Adjusted Per Share Amount. For purposes of this Section 1.2(g), "Adjusted Decrease in Stockholders' Equity" shall be equal to stockholders equity as shown on the Current Balance Sheet less the Adjusted Stockholders' Equity multiplied by the applicable percentage (50% or 100%) required by the foregoing; provided, that the Adjusted Decrease in Stockholders' Equity shall be zero if the Adjusted Stockholders' Equity is greater than the stockholders' equity on the Current Balance Sheet. The dollar amount of the

         Adjusted Decrease in Stockholders' Equity shall then be divided by the total number of shares of MS Financial Stock to be exchanged in the Merger, the resulting decimal number shall be subtracted from the otherwise applicable Per Share Amount, and the resulting figure shall become the adjusted Per Share Amount (the "Adjusted Per Share Amount") to be used in the Merger. The formula for calculating the adjusted maximum and minimum Exchange Ratio figures is as follows: the figures in Section 1.2(d) shall be multiplied by a fraction, the numerator of which is the Adjusted Per Share Amount and the denominator of which is the Per Share Amount prior to any adjustment.

                 (h) Adjustment of Exchange Ratio. In the event that the adjustments provided for in Section 1.2(g) are made, the Adjusted Per Share Amount (rounded to the nearest hundredth of a share) shall replace the Per Share Amount in the calculation of the Exchange Ratio to be made pursuant to the definition of Exchange Ratio.

         1.3.    Exchange of Certificates.

                 (a) Exchange Agent. At or before the Effective Time, Search shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of shares of MS Financial Stock, for exchange in accordance with this Article 1, through the Exchange Agent, the Exchange Fund. The Exchange Agent shall, pursuant to instructions from Search, deliver the Search Common Stock and any cash contemplated to be distributed pursuant to this
         Article 1 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

                 (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, Search will instruct the Exchange Agent to mail to each holder of record of a Certificate, (i) a letter of transmittal which shall specify that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other customary provisions as Search may reasonably specify and (ii) instructions for use in effecting the surrender of such holders' Certificates in exchange for certificates evidencing shares of Search Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall forthwith be cancelled. Subject to
         Section 1.3(h), under no circumstances will any holder of a Certificate be entitled to receive any part of the Merger Consideration until such holder shall have surrendered such Certificate. In the event of a transfer of ownership of shares of MS Financial Stock which is not registered in the transfer records of MS Financial, the Merger Consideration may be paid in accordance with this Article 1 to the transferee if the Certificate evidencing such shares of MS Financial Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.3(b) (but subject to Section 1.3(h)), each Certificate shall be deemed at any time after the Effective Time to evidence only the right to receive upon such surrender the Merger Consideration. No interest shall be paid on the Merger Consideration.

                 (c) Distributions with Respect to Unexchanged Shares of MS Financial Stock. No dividends or other distributions declared or made after the Effective Time with respect to Search

         Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Search Common Stock constituting the Merger Consideration with respect to such unsurrendered Certificate, until the holder of such Certificate shall surrender such Certificate to the Exchange Agent (or Search, after termination of the Exchange Fund in accordance with Section 1.3(d)). Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be paid to the holder of such Certificate, in addition to the Merger Consideration, without interest, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to the whole shares of Search Common Stock constituting the Merger Consideration, with respect to such Certificate.

                 (d) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of MS Financial Stock for one year after the Effective Time shall be delivered to Search, upon demand and, subject to Section 1.3(e), any holders of MS Financial Stock who have not theretofore complied with this Article 1 shall thereafter look only to Search for the Merger Consideration to which they are entitled.

                 (e) No Liability. Neither Search nor the Surviving Corporation shall be liable to any holder of shares of MS Financial Stock for any shares of Search Common Stock or cash (or dividends or distributions with respect thereto), delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

                 (f) Withholding Rights. Search shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of MS Financial Stock such amounts as Search is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Search, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of MS Financial Stock in respect of which such deduction and withholding was made by Search.

                 (g) No Further Ownership Rights in Capital Stock of MS Financial. All Merger Consideration issued or paid upon the conversion of shares of MS Financial Stock in accordance with the terms hereof shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to such shares of MS Financial Stock.


                 (h) Lost, Stolen or Destroyed Certificates. In the event any Certificate(s) shall have been lost, stolen or destroyed, the Exchange Agent shall cause payment of the Merger Consideration to be made in exchange for such lost, stolen or destroyed Certificate(s) upon the making of an affidavit of that fact by the holder thereof; provided, however, that Search may, in its reasonable discretion and as a condition precedent thereto, require the owner of such lost, stolen or destroyed Certificate(s) to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Search with respect to the Certificate(s) alleged to have been lost, stolen or destroyed.

         1.4. Stock Transfer Books. At the Effective Time, the stock transfer books of MS Financial shall be closed and there shall be no further registration of transfers of shares of MS Financial Stock thereafter on the records of MS Financial. If, after the Effective Time, Certificates are presented to MS Financial for any reason, they shall be canceled and exchanged as provided in Section 1.3.

         1.5.    Stock Options and Other Rights to MS Financial Stock.

                 (a) All Company Options outstanding at the Effective Time shall remain outstanding following the Effective Time. At the Effective Time, the Company Options shall, by virtue of the Merger and without any further action on the part of MS Financial or the holder thereof, be assumed by Search in such manner that Search (i) is a corporation "assuming a stock option in a transaction to which Section 424(a) applied" within the meaning of Section 424 of the Code or (ii) to the extent that Section 424 of the Code does not apply to any such Company Options, would be such a corporation were Section 424 of the Code applicable to such Company Options. From and after the Effective Time, all references to MS Financial in the MS Financial Stock Option Plans and the applicable stock option agreements issued thereunder shall be deemed to refer to Search, which shall have assumed the MS Financial Stock Option Plans as of the Effective Time by virtue of this Agreement and without any further action. Each Company Option assumed by Search shall be exercisable upon the same terms and conditions as under the applicable MS Financial Stock Option Plan and the applicable option agreement issued thereunder, except that (A) each such Company Option shall be exercisable for, and represent the right to acquire, that whole number of shares of Search Common Stock (rounded up or down to the nearest whole share) equal to the number of shares of MS Financial Stock subject to such Company Option multiplied by the Exchange Ratio, and (B) the option price per share of Search Common Stock shall be an amount equal to the option price per share of MS Financial Stock subject to such Company Option in effect immediately prior to the Effective Time divided by the Exchange Ratio (the option price per share, as so determined, being rounded upward to the nearest full cent). No payment shall be made for fractional interests.

                 (b) The MS Financial Employee Stock Purchase Plan shall be canceled in accordance with its terms immediately prior to the Effective Time.

         1.6.    Dissenting Shares.

                 (a) Notwithstanding any provision of this Agreement to the contrary, and only in the event that a stockholder of MS Financial is entitled to exercise rights under Section 262 of the Delaware Statutes with respect to the Merger, then any Dissenting Shares held by such holder shall not be converted into or represent the right to receive the Merger Consideration. If stockholders of MS Financial are not entitled to exercise rights under Section 262 of the Delaware Statutes with respect to the Merger, this Section 1.6 shall be inapplicable. A holder of Dissenting Shares shall be entitled to receive payment of the fair value of such holder's Dissenting Shares in accordance with the provisions of Section 262 of the Delaware Statutes, except that all shares of MS Financial Stock held by stockholders who shall have failed to perfect or who effectively shall have withdrawn or lost their rights to appraisal of such shares of MS Financial Stock under Section 262 of the Delaware Statutes shall not be considered Dissenting Shares and shall be governed by the provisions of this Agreement applicable to the conversion of MS Financial Stock other than Dissenting Shares.

                 (b) MS Financial shall give Search (i) prompt notice upon receipt by MS Financial, at any time prior to the Effective Time, of any demand for appraisal of shares of MS Financial Stock in accordance with Section 262 of the Delaware Statutes and withdrawals of any such notice and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Section 262 of the Delaware Statutes. MS Financial shall not, except with the prior written consent of Search, or as required by the Delaware Statutes, make any payment with respect to any demands for the appraisal of shares of MS Financial Stock or offer to settle or settle any such demands.

2.       CLOSING.

         2.1. Certificate of Merger Filing; Closing Time. As promptly as practicable, and in no event later than the first business day following the satisfaction or, if permissible, waiver of the conditions set forth in Article 6 (or such other date as may be agreed upon in writing by the parties hereto), the parties hereto will cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger"), together with any required officers' certificates and/or other required filings, with the Secretary in such form as is required by, and executed in accordance with, the relevant provisions of the Delaware Statutes. The Merger shall become effective at the Effective Time. Immediately prior to the filing of the Certificate of Merger, the Closing will be held at the offices of Search in Dallas, Texas, or such other place as the parties may agree.

         2.2. Documents to be Delivered at Closing by MS Financial. At the Closing the following documents, in a form satisfactory to Search, acting reasonably, and fully executed by the appropriate party or parties thereto, shall be delivered to Search by MS Financial:

                 (a) A Closing Certificate signed by the President of MS Financial stating (i) that the representations and warranties in
         Article 3 of this Agreement are true and correct in all material respects as of the Closing, with corrections to any representations and warranties that have changed since the date of this Agreement,
         (ii) that all of the terms, covenants, agreements and conditions of this Agreement and such Related Documents required to be complied with, performed or satisfied by MS Financial prior to the Closing have been complied with, performed or satisfied by MS Financial in all material respects.

                 (b) Copies of the resolutions adopted by the Board of Directors of MS Financial and the stockholders of MS Financial authorizing the execution and delivery of this Agreement and the consummation of the Transactions, duly certified as of the Closing by the Secretary of MS Financial;

                 (c)      Corporate good standing certificates dated within ten
         (10) days of Closing of MS Financial and its Subsidiary, with respect to each state in which either MS Financial or its Subsidiary does business or is qualified to do business, and incumbency certificates for MS Financial and its Subsidiary dated as of the Closing Date;

                 (d) All consents or approvals required to (i) avoid default under any material contracts to which MS Financial or any of its Subsidiaries is a party, or (ii) avoid any penalties imposed by any Governmental Authority and (iii) to consummate the Transactions;

                 (e) Evidence of the cancellation of the MS Financial Employee Stock Purchase Plan;

                 (f) The Most Recent Financial Statements, together with all other information necessary to make the calculations provided for in Section 1.2(g) and (h);

                 (g) All other documents required to be delivered by MS Financial which are listed on the Closing Checklist;

                 (h) The resignations of all of the existing officers and directors of MS Financial's Subsidiary and the resignations of the directors of MS Financial; and

                 (i) The certification by MS Financial's Secretary on this Agreement pursuant to Section 251 of the Delaware Statutes stating that a majority of the outstanding stock of MS Financial entitled to vote on this Agreement has been voted for the adoption of this Agreement.

         2.3. By Search/Newco. At the Closing, the following documents, in a form satisfactory to MS Financial, acting reasonably, and fully executed by the appropriate party or parties thereto, shall be delivered to MS Financial by Search and Newco:

                 (a) Closing Certificates for Search and Newco signed by their Presidents stating (i) that the representations and warranties in Article 4 of this Agreement are true and correct in all material respects as of the Closing, with corrections to any representations and warranties that have changed since the date of this Agreement, and
         (ii) that all of the terms, covenants, agreements and conditions of this Agreement and the Related Documents required to be complied with, performed or satisfied by Search and Newco, respectively, prior to the Closing, have been complied with, performed or satisfied by Search and Newco in all material respects, provided that if any change is made based upon the occurrence of a Search Material Adverse Effect, MS Financial shall have the rights set out in Section 7.1 of this Agreement.

                 (b) Copies of the resolutions adopted by the Boards of Directors of Search and Newco authorizing the execution and delivery of this Agreement and the consummation of the Transactions, duly certified as of the Closing by the Secretary of Search and Newco, respectively;

                 (c) Corporate good standing certificates from the State of Delaware for Search and Newco, each such certificate dated within ten (10) days of Closing, and an incumbency certificate for each of Search and Newco dated as of the Closing Date;

                 (d) All consents or approvals required to (i) avoid default under any material contracts to which Search or Newco is a party or (ii) avoid any penalties imposed by any Governmental Authority and (iii) consummate the Transactions;

                 (e) All other documents required to be delivered by Search or Newco which are listed on the Closing Checklist;

                 (f) Written evidence reasonably satisfactory to MS Financial that the Exchange Agent has been given instructions regarding the issuance of shares of Search Common Stock pursuant to this Agreement and has been provided with cash sufficient to make payment for fractional shares as required by this Agreement or is authorized to accumulate fractional shares and sell same in accordance with Section 1.2(f); and

                 (g) The certification by Newco's Secretary on this Agreement pursuant to Section 251 of the Delaware statutes stating that a majority of the outstanding stock of Newco entitled to vote on this Agreement has been voted for the adoption of this Agreement.

3.       REPRESENTATIONS AND WARRANTIES OF MS FINANCIAL

         To induce Search and Newco to enter into this Agreement and consummate the Transactions, MS Financial represents and warrants to Search and Newco as set forth below.

         3.1. Due Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Company has the requisite corporate power to carry on its business as it is now being conducted. The Company is duly qualified as a foreign corporation and is in good standing in each jurisdiction where the character of its properties owned or held under lease or the nature of its activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect. Schedule 3.1, contains a list of all jurisdictions in which the Company is authorized or qualified to do business as a foreign corporation. The Company has delivered to Search true, complete and correct copies of the Restated Certificate of Incorporation and Bylaws of the Company. The Restated Certificate of Incorporation and Bylaws are in full force and effect and have not been amended, modified, revoked, terminated or cancelled or in any other manner varied from the documents delivered to Search. The Company's Restated Certificate of Incorporation and Bylaws are collectively referred to as the "MS Charter Documents." The Company has made available to Search true, complete and correct sets of the minute books of the Company, and the copies thereof delivered to Search are complete and accurate copies of all materials included therein for the periods covered thereby. The Company is not in violation of any provision of the MS Charter Documents.

         3.2. Authorization; Validity. The Company has all requisite corporate power and authority to execute and deliver this Agreement and all of the agreements and documents referred to on the Closing Checklist (the "Related Documents") to which the Company is a party and, with respect to the Merger, upon the adoption of this Agreement by MS Financial's stockholders in accordance with this Agreement, the Related Documents and the Delaware Statutes, to perform its obligations pursuant to the terms of this Agreement and all of the Related Documents to which the Company is a party and to consummate the Transactions. The execution and delivery by the Company of this Agreement and the Related Documents to which the Company is a party and the performance by the Company of its obligations under this Agreement and such Related Documents have been duly and validly authorized by the Board of Directors of the Company and by all other necessary corporate action other than adoption of this Agreement by the holders of a majority of the then outstanding shares of MS Financial Stock and the filing and recordation of the Certificate of Merger as required by the Delaware Statutes. This Agreement has been, and the Related Documents to which the Company is a party will be, duly and validly executed and delivered by the Company and are, or upon their execution will be, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

         3.3.    No Conflicts; Compliance.

                 (a) The execution, delivery and performance of this Agreement and the Related Documents by the Company, and the consummation of the Transactions, will not:


                (i) conflict with, or result in a breach or violation of, any of the MS Charter Documents;

                (ii) except as disclosed in Schedule 3.3(a)(ii), conflict with, or result in a default (or would constitute a default but for any requirement of notice or lapse of time or both), or require the consent of any third party, under any document, agreement or other instrument or obligation, including, without limitation, those relating to the Warehouse
         Loans and the Securitization Trusts, to which the Company is a party or by which the Company or any assets of the Company are bound or affected, other than conflicts or defaults which would not, individually or in the aggregate, have a Company
         Material Adverse Effect, or result in the creation or imposition of any lien, charge or encumbrance on any of the Company's properties, other than liens, charges, or encumbrances which would not, individually or in the aggregate, have a Company Material Adverse Effect;

                (iii) except as disclosed in Schedule 3.3(a)(iii),result in any impairment of, or give to any other Person any right of termination, amendment, acceleration or cancellation with respect to, any permit, license, franchise, contractual right or other authorization of the Company material to MS Financial and its Subsidiary taken as a whole; or

                (iv) violate any Law to which the Company is subject or by which any assets of the Company are bound or affected, the violation of which would have a Company Material Adverse Effect.

               (b) Except as disclosed in Schedule 3.3(b), the execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permission of, or filing with or notification to, any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, and filing and recordation of the Certificate of Merger as required by the Delaware Statutes, (ii) such notice as is necessary to comply with HSR, and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent MS Financial from performing its obligations under this Agreement.

         3.4. Permits and Intangibles. The Company owns or holds all Material Permits, and Schedule 3.4 contains a list of all Material Permits.
The Material Permits are valid, and the Company has not received any notice that any Governmental Authority intends to modify, suspend, cancel, terminate or not renew any Material Permit. Except as disclosed on Schedule 3.4, the Company is not in conflict with, or in default or violation of, (i) any Law applicable to the Company or by which any property or asset of the Company is bound or affected, (ii) any of the Material Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, or other instrument or obligation to which the Company is a party or by which the Company or any property or asset of the Company is bound or affected except as would not have a Company Material Adverse Effect. The Transactions will not result in a default under or a breach or violation of, or adversely affect the rights and benefits afforded to the Company by, any Material Permit.

         3.5. Capital Stock of the Company. The authorized capital stock of MS Financial consists of 50,000,000 shares of MS Financial Stock, 10,429,926 shares of which are issued and outstanding, 374,000 shares of which are held as treasury shares, and 5,000,000 shares of preferred stock, par value $.001 per share, none of which is issued or outstanding. The authorized capital stock of the Subsidiary and its par value are indicated on Schedule 3.5 hereto. All of the issued and outstanding shares of the capital stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding shares of the capital stock of the Company and any other securities sold by the Company and the Securitization Trusts were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal Laws concerning the issuance, offer and sale of securities. Further, none of such shares was issued in violation of any preemptive rights.

         3.6. Transactions in Capital Stock. Except as set forth on Schedule 3.6, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate the Company to issue or sell any shares of capital stock or other equity interests. Except as set forth on Schedule 3.6, the Company has no obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         3.7. Subsidiary. Except as listed in Schedule 3.7, the Company does not presently own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity, nor is the Company, directly or indirectly, a participant in any joint venture, partnership or other noncorporate entity. The only Subsidiary of MS Financial is MS Auto Receivables Company. MS Financial owns all of the capital stock of MS Auto Receivables Company.

         3.8. Predecessor Status; etc. Schedule 3.8 sets forth a listing of all names of all predecessor companies of the Company during the five-year period immediately preceding the date hereof, including without limitation the names of any entities from whom the Company has acquired material assets. Except as specified in Schedule 3.8, the Company has not at any time during the five-year period immediately preceding the date hereof been a Subsidiary or division of another corporation or a part of an acquisition which was later rescinded.

         3.9. Spin-off by the Company. Except as disclosed in Schedule 3.9, there has not been, nor does there exist any agreement in respect of, any sale or spin-off of material assets of either the Company, or any Affiliate of the Company, within the past two years and there are no plans for any such sale or spin-off.

         3.10. Financial Statements. Schedule 3.10 includes (a) true, complete and correct copies of the Company's audited Consolidated Balance Sheet as of December 31, 1995 (the end of its most recent completed fiscal year for which audited financial statements are available), and audited Consolidated Statements of Income, Cash Flows and Stockholders' Equity for the three years ended December 31, 1995 (collectively, the "Reviewed Financials") and (b) true, complete and correct copies of the Company's unaudited Consolidated Balance Sheet (the "Current Balance Sheet") as of December 31, 1996 (the "Balance Sheet Date"), and unaudited Consolidated Statement of Income for the twelve month period ended

December 31, 1996 (the "Current Income Statement"; the Current Balance Sheet and the Current Income Statement are sometimes referred to collectively as the "Unaudited Financials;" and together with the Reviewed Financials, the "Company Financial Statements"). The Company Financial Statements have been prepared in accordance with GAAP throughout the periods indicated (except as may be indicated in the notes thereto), subject, in the case of the Unaudited Financials, to year-end audit adjustments and to the omission of footnote information. The balance sheets included in the Company Financial Statements and each of the statements of income, cash flows and stockholders' equity included in the Company Financial Statements present fairly in all material respects the consolidated financial position, results of operations, cash flows and changes in stockholders' equity of MS Financial and its consolidated Subsidiary as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of the Unaudited Financials, to year-end audit adjustments). Since December 31, 1996, there have been no material changes in the Company's accounting policies.

         3.11.   SEC Filings.

                 (a) MS Financial has timely filed all Company SEC Reports and has delivered true and complete copies thereof to Search. The Company SEC Reports, and all similar SEC filings and reports for the Securitization Trusts, (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. MS Financial's Subsidiary is not currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                 (b) The information supplied by the Company for inclusion in the Registration Statement and the Proxy Statement shall not, at
         (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of MS Financial and Search, (iii) the time of each of the MS Financial Stockholders Meeting and the Search Stockholders Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein, or necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the MS Financial Stockholders Meeting and the Search Stockholders Meeting which shall have become false or misleading. If at any time prior to the Effective Time any event or circumstance relating to the Company, or their respective officers or directors, is discovered by the Company which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Company shall promptly inform Search and cooperate with Search in the preparation, filing and mailing of an appropriate amendment or supplement. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Search or any of its representatives in the Proxy Statement. All documents that the Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

                 (c) MS Financial has heretofore furnished to Search complete and correct copies of all amendments and modifications (if any) that have not been filed by MS Financial with the SEC to all agreements, documents and instruments previously filed by MS Financial as exhibits to the Company SEC Reports and currently in effect.

                 (d) Except for the transactions described in Schedule 3.11(d), all transactions involving the Company that are required to be disclosed in the Company SEC Reports in accordance with Item 404 of Regulation S-K promulgated under the Securities Act have been so disclosed, and since January 1, 1996 the Company has not entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Company SEC Reports filed prior to the date hereof.


         3.12.   Liabilities and Obligations.

                 (a) Except as disclosed in Schedule 3.12, the Company is not liable for or subject to any liabilities except for:

                          (i) those liabilities reflected on the Current
                 Balance Sheet and not previously paid or discharged;

                          (ii) those liabilities disclosed in any Company SEC
                 Report filed by the Company after December 31, 1996;

                          (iii) those liabilities arising in the ordinary
                 course of business consistent with past practice such as was in place between July 1, 1996 and December 31, 1996; and

                          (iv) those liabilities that would not, individually
                 or in the aggregate, have a Company Material Adverse Effect.

For purposes of this Section 3.12, the term "liabilities" shall include without limitation any direct or indirect liability or obligation, indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, either accrued, absolute, contingent, mature, unmature or otherwise and whether known or unknown, fixed or unfixed, choate or inchoate, liquidated or unliquidated, secured or unsecured.

                 (b) The Company has no liability for sale or other excise taxes that would be accelerated due to the Merger.

         3.13. Accounts and Notes Receivable. Schedule 3.13 contains an accurate list, as of a date not more than two business days prior to the date hereof, of the accounts and notes receivable of the Company (including without limitation receivables from and advances to employees and the Stockholders, but excluding those applicable to Finance Contracts) which includes all aging of all accounts and notes receivable, but excluding those applicable to Finance Contracts, showing amounts due in 30-day aging categories. The Company knows of no defenses to the accounts receivable or notes receivable.

         3.14 Finance Contracts. Each Finance Contract acquired by the Company, whether or not pursuant to a Car Dealer Agreement, including all Related Security under such Finance Contract

                 (a) has been fully performed by Company and, to the best of the Company's knowledge, the Car Dealer party thereto,

                 (b) is an installment sale agreement or other deferred payment obligation providing for the retention of a first lien or security interest in the underlying personal property to secure payment of the obligation evidenced thereby and such lien has been, or, in the case of Finance Contracts purchased in the last 60 days, is in the process (which process is being timely and properly pursued consistent with industry standards and legal requirements) of being duly perfected in accordance with applicable Law,

                 (c) is owned by the Company and the Company owns all rights to receive all amounts payable thereunder, except for the rights of Lenders and trustees of the Securitization Trusts disclosed on Schedule 3.14(c);

                 (d) is in one of the forms attached as Schedule 3.14(d), or, to the Company's best knowledge, is otherwise in full compliance with all applicable Laws, except where such non-compliance is immaterial and would not invalidate the Finance Contract or the Company's rights (after the Merger) to enforce full performance of same by the related obligor;

                 (e) except as required by applicable law, does not impose any obligation upon Company or any other Person, which, if not performed, would give rise to any right of offset, counterclaim or other defense on the part of the related obligor to any amount payable by it under the Finance Contract,

                 (f) except as disclosed in Schedule 3.14(f), is free of any dispute, adverse claim, counterclaim, offset or defense (including, without limitation, the material breach of (i) any warranty by the Car Dealer of the goods covered by such Finance Contract or (ii) any service contract, extended service warranty or like agreement by such Car Dealer) of the obligor or such other Person or entity as may have guaranteed or secured the obligations of the obligor (except for (y) the insolvency of such obligor or such other Person or entity as may have guaranteed or secured the obligations of the obligor and (z) the right of an obligor to receive a rebate of the unearned finance charge in the event of payment in full prior to maturity) except for (1) the interest of the obligor in the goods sold pursuant to such Finance Contract, (2) the security interests created in favor of such Car Dealer and the Company, and (3) mechanics' or similar statutory liens subordinate to such security interests resulting from actions of the obligor,

                 (g) to the best of the Company's knowledge does not, and the Company has received no claims that it does, contravene any Laws applicable thereto and no party thereto has at any time violated any such Laws with respect thereto,

                 (h) grants to the respective Car Dealer and assigns to Company a valid, enforceable and perfected first priority security interest in and to such Finance Contract and such Related Security which is free and clear of any adverse claims subject to the exceptions stated in clause (f) above,

                 (i) has no effective financing statement or lien notation on any certificate of title or other instrument similar in effect covering all or any part of such Finance Contract or Related Security, which would give the Person filing, named on or entitled to the benefit of such statement or instrument priority senior to or pari passu with Company, on file in any recording office or is otherwise effective except such as may be filed in favor of the Car Dealer or Company and collaterally assigned to the Senior Bank Lender,

                 (j) requires Company to be named as loss payee or beneficiary (as may be applicable) under any insurance policy with respect to such Finance Contract, and entitles Company to the benefits of such insurance policy,

                 (k) refers to motor vehicles, including any equipment sold and financed in connection with the Finance Contract, which to the extent required under applicable Law, are duly registered and licensed and are or, in the case of Finance Contracts purchased in the last 60 days will timely and properly be the subject of a certificate of title issued in the name of the obligor which indicates a security interest therein held by the Company, in the appropriate form and in compliance with all appropriate procedures as may be necessary under applicable Law to cause a perfected and first priority security interest to exist in favor of the Company to secure the obligations of such obligor under such Finance Contract;

                 (l) if purchased from a Car Dealer from which Company has purchased five (5) or more Finance Contracts, was validly assigned to Company by a Car Dealer in connection with a Car Dealer Agreement in substantially the form of one of the forms set forth in Schedule 3.14(l) and Car Dealer Assignment in substantially one of the forms of assignment contained in Schedule 3.14(l) or appearing at the bottom of the second page of each of the forms of the Finance Contract contained in Schedule 3.14(d), free and clear of all liens and adverse claims and (i) to the best of the Company's knowledge, constitutes a legal, valid and binding obligation of such Car Dealer enforceable against such Car Dealer in accordance with its terms, and (ii) pursuant to which Company is in physical possession of such Finance Contract and all writings comprising such Related Security; and

                 (m) contains representations and warranties from the Car Dealer to Company with respect to such Finance Contract under the Car Dealer Assignment related thereto all of which are to the best of the Company's knowledge true and correct.

         3.14.   Offices, FTC; Warranties.

                 (a) Each of the Company's offices is and has been operated as a licensed location in any jurisdiction requiring such license in conformity with all such licensing and other Laws applicable to the purchase of Finance Contracts, and the sale of insurance coverage related thereto, including, without limitation, Motor Vehicle Retail Installment Sales Acts, Sales Finance Agency Acts, or any other Law regulating the business of acquiring Finance Contracts and the sale of insurance coverage related thereto, except where any failure would not have a Company Material Adverse Effect. The Company is familiar with the Federal Trade Commission's used car rule and, to the best of the Company's knowledge, based on "as is" sheets provided by Car Dealers, its Car Dealers are in compliance with such rule.

                 (b) Each Finance Contract has been originated by a Car Dealer pursuant to a Car Dealer Agreement that, to the best of the Company's knowledge, is enforceable in accordance with its terms against such Car Dealer. To the extent that the Finance Contracts finance so-called "extended warranty plans," or "service contracts" to the best of the Company's knowledge, such plans are in substantial compliance with all applicable consumer credit Laws, including any and all special insurance Laws relating thereto.

         3.16    Environmental Matters.

                 (a) Hazardous Material. The Company does not have any liability for claims arising out of events involving underground storage tanks, or any substance that has been designated by any Governmental Authority or by applicable Law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said Laws, but excluding office and janitorial supplies properly and safely maintained (a "Hazardous Material") present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

                 (b) Hazardous Materials Activities. The Company does not have any liability for claims arising out of events involving the transportation, storage, use, manufacture, disposal of, release of, or exposure of its employees or others to Hazardous Materials in violation of any Law in effect on or before the Closing Date, nor from the disposal of, transportation, sale, or manufacture of any product containing a Hazardous Material (collectively, "Company Hazardous Materials Activities") in violation of any Laws promulgated by any Governmental Authority in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

                 (c) Permits. The Company currently does not hold, and is not required to hold, any environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other business of the Company as such activities and business are currently being conducted.

                 (d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or threatened concerning any Environmental Permit, Hazardous Material or any Company Hazardous Materials Activity. The Company is not aware of any fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any material environmental liability.

         3.17 Real and Personal Property. Schedule 3.17 sets forth an accurate list of all owned and leased real property, all personal property included in "Furniture and Fixtures" and "Leasehold Improvements" on the Current Balance Sheet and all other personal property owned or leased by the Company with a value in excess of $5,000 (a) as of the Balance Sheet Date and
(b) acquired since the Balance Sheet Date, including in each case a true, complete and correct copy of the lease for each item of equipment with an annual rental payment of $5,000 or more and all real properties on which are situated buildings, warehouses, workshops, garages and other structures used in the operation of the business of the Company and also including an indication as to which assets are currently owned, or were formerly owned, by any Stockholder or business or personal Affiliates of the Company or any Stockholder. To the best knowledge of the Company, all leases set forth on Schedule 3.17 are in full force and effect and constitute valid and binding agreements of the Company and, to the best knowledge of the Company, of the other parties thereto in accordance with their respective terms. All fixed assets used by the Company that are material to the operation of its business are either owned by the Company or leased under an agreement listed on Schedule 3.17. Schedule 3.17 includes true, complete and correct copies of all title reports and title insurance policies received or owned by the Company that are still in effect.
Schedule 3.17 also includes a summary description of all plans or projects involving the opening of new operations, expansion of any existing operations or the acquisition of any real property or existing business, to which management of the Company has made any material expenditure in the two-year period prior to the date of this Agreement, which if pursued by the Company or the Surviving Corporation would require additional material expenditures of capital.

         3.18    Significant Car Dealers, Material Contracts and Commitments.

                 (a) Schedule 3.18 includes a complete and accurate list of all Car Dealers that originated $50,000 or more in Finance Contracts during 1996. Schedule 3.18 also contains an accurate list of all material contracts, commitments, leases, instruments, agreements, licenses or permits to which Company is a party or by which it or its properties are bound (including without limitation contracts with directors, employees, any of the Stockholders, Car Dealers, joint venture or partnership agreements, real estate leases, equipment leases, software licenses, contracts with any labor organizations, loan agreements, servicing agreements, securitization agreements, indemnity or guaranty agreements, bonds, mortgages, options to purchase land, liens, pledges or other security agreements)
         (i) as of the Balance Sheet Date and (ii) entered into since the Balance Sheet Date (collectively, the "Material Contracts"). The Company has made available to Search true, complete and correct copies of the Material Contracts and all amendments thereto. Except to the extent set forth on Schedule 3.18, (w) none of Company's Car Dealers has canceled or substantially reduced or is currently attempting or threatening to cancel or substantially reduce its sale of Finance Contracts to the Company, (x) the Company has complied with all of its commitments and obligations and is not in default under any of the Material Contracts and no notice of default has been received with respect to any of the Material Contracts and (y) there are no Material Contracts that were not negotiated at arm's length with third parties not Affiliated with Company or any officer, director or Stockholder of Company and (z) the Company has no knowledge that any of the Material Contracts will not be complied with by the parties thereto.

                 (b) Each Material Contract is valid and binding on the Company, is in full force and effect, is, to the best of the Company's knowledge, enforceable against the parties thereto (other than the Company) in accordance with its terms and is not subject to any default (or event that, with notice or the passage of time, or both would constitute a default) thereunder by any party obligated to Company pursuant thereto. The Company has used its best efforts to fully comply in all material respects with the provisions of each Material Contract. Company has used its best efforts to obtain, or will obtain prior to the Closing, all necessary consents, waivers and approvals of parties to any Material Contracts as are required in connection with any of the Transactions, or as are required of any Governmental Authority or other third party in order that any such Material Contract remain in effect without modification after the Merger and without giving rise to any default or right of termination, cancellation or acceleration or loss of any right or benefit thereunder. All Company Third Party Consents are listed on Schedule 3.18.

         3.19. Insurance. Schedule 3.19 sets forth an accurate list of all insurance policies carried by the Company and all insurance loss runs or workmen's compensation claims received for the past two policy years. The Company has delivered to Search, prior to the date of this Agreement, true, complete and correct copies of all current insurance policies, all of which are in full force and effect. All premiums payable under all such policies have been paid and, to the best of the Company's knowledge, the Company is otherwise in full compliance with the terms of such policies (or other policies providing substantially similar insurance coverage). Such policies of insurance are of the type and in amounts customarily carried by similarly situated Persons conducting businesses similar to that of the Company. The Company does not know of any threatened termination of or material premium increase with respect to, any of such policies. The Company maintains insurance adequate to indemnify all of its officers and directors for any liability arising from events that occurred prior to Closing and such insurance shall remain effective notwithstanding the Merger.

         3.20. Compensation; Employment Agreements. Schedule 3.20 hereto sets forth an accurate list of all officers, directors and key employees of the Company, as of the date hereof, all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such Persons as of (a) the Balance Sheet Date and (b) the date hereof. The Company has provided to Search true, complete and correct copies of all employment, management, severance and other compensation or benefit contracts, commitments and arrangements with Persons listed on Schedule 3.20.

         3.21.   Employee Benefit Plans.

                 (a) All employee benefit plans, programs and policies (whether formal or informal, and whether maintained for the benefit of a single individual or more than one individual) maintained or contributed to by the Company for the benefit of any current or former employee of the Company or in which such employees are entitled to participate are listed in Schedule 3.21 (the "Benefit Plans"). Copies of all such written Benefit Plans, written descriptions of all such oral Benefit Plans, and all other documentation relating to such Benefit Plans have been delivered or made available to Search. The Company does not sponsor and has not participated in any "defined benefit plan" as defined in Section 3(25) of ERISA.

                 (b) Each Benefit Plan and the operation and administration thereof complies, and has at all times complied, in all material respects with the requirements of all applicable Laws including without limitation the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and the Code. (a) Each Benefit Plan which is an employee pension benefit plan as defined in Section 3(2) of ERISA and is intended to qualify under section 401(a) of the Code so qualifies and has received a favorable determination letter from the Internal Revenue Service that it is so qualified and nothing has occurred since the date of such letter to affect the qualified status of such Plan, and each trust which forms a part of any such plan is tax-exempt under section 501(a) of the Code, (b) no liability has been incurred or is expected to be incurred under Title IV of ERISA to any party with respect to any Benefit Plan, or any other plan presently or heretofore maintained or contributed to by the Company, any predecessor to the Company or any entity that is or at any time was a member of a controlled group, as defined in Section 412(n) (6) (B) of the

         Code, which includes or included the Company ("Controlled Group Member"), and no fact exists or event has occurred that would reasonably be expected to give rise to any such liability, (c) neither the Company nor any Controlled Group Member has incurred any liability for any tax imposed under section 4971 through 4980B of the Code or civil liability under section 502(i) or (1) of ERISA, (d) no Benefit Plan is a multi-employer plan within the meaning of section 3(37) of ERISA, (e) no Benefit Plan provides health or death benefit coverage beyond the termination of an employee's employment, except as required by Part 6 of Title I of ERISA or section 4980B of the Code, (f) no material "reportable event" (within the meaning of section 4043 of ERISA) has occurred with respect to any Benefit Plan or any plan maintained by a Controlled Group Member since the effective date of said section 4043, (g) no suit, actions or other litigation (excluding claims for benefits incurred in the ordinary course of plan activities) have been brought against or with respect to any Benefit Plan, and (h) all contributions to Benefit Plans that were required to be made under such Benefit Plans have been made as of the Balance Sheet Date, and all benefits accrued under any unfunded Benefit Plan will have been paid, accrued or otherwise adequately reserved in accordance with GAAP as of such date and the Company will have performed by the Closing Date all material obligations required to be performed as of such date under Benefit Plans.

                 (c) The Company and the Subsidiary have not incurred any liability under, and have complied in all respects with, the Worker Adjustment Retraining Notification Act and no fact or event exists that could give rise to liability under such act, except for such occurrences, noncompliances and liabilities as would not, individually or in the aggregate, have a Company Material Adverse Effect.

         3.22. Employee Matters. The Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union. No employee of the Company is represented by any labor union or covered by any collective bargaining agreement and no campaign to establish such representation is in progress. There is no pending or threatened labor dispute involving the Company and any group of its employees nor has the Company experienced any labor interruptions over the past three years that resulted in a Company Material Adverse Effect and the Company considers its relationship with its employees to be good.

         3.23. Conformity with Law; Litigation. (a) The Company has not violated any Law or any Order of any Governmental Authority having jurisdiction over it other than violations which would not have a Company Material Adverse Effect. (b) Except as described in Schedule 3.23, there are no claims, counterclaims, actions, suits, investigations or other proceedings, pending or threatened, against or affecting the Company, or seeking to delay or prevent consummation of the Merger, at law or in equity, or before or by any arbitrator or any Governmental Authority having jurisdiction over it and no notice of any claim, counterclaim, action, suit or proceeding, whether pending or threatened, has been received. (c) There are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by arbitration) against the Company or against any of its properties or businesses.

         3.24.   Taxes.

                 (a) Other than as set forth on Schedule 3.24(a), the Company has timely filed or will timely file all requisite federal, state and other Tax returns, reports and forms ("Returns") for all periods ended on or before the Closing Date, other than Returns with respect to which the failure to file would not result in penalties, fines, or other payments totaling more than $5,000 in the aggregate.

                 (b) Other than as set forth on Schedule 3.24(b), there are no examinations in progress or claims against the Company for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received.

                 (c) The amounts shown as accruals for Taxes on the Current Balance Sheet are sufficient for the payment of all Taxes, whenever determined, for all fiscal periods ended on or before that date.

                 (d)      The Company has a taxable year ended on December 31.

                 (e) The Company currently utilizes the accrual method of accounting for income tax purposes and such method of accounting has not changed in the past five years.

                 (f) The Company has paid or has fully accrued for all Taxes and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other taxes required to be withheld, whenever determined, with respect to periods ending on or before the Closing Date.

                 (g) Copies of (i) any Tax examinations, (ii) extensions of statutory limitations for the collection or assessment of Taxes and
         (iii) the Returns of the Company for the last three (3) fiscal years are included as part of Schedule 3.24(g).

                 (h) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes (excluding current year property or ad valorem taxes).

                 (i) None of the Company's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                 (j) As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G, 404 or 162 of the Code.

                 (k)      The Company has not filed any consent agreement under
         Section 341(f)(2) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                 (l) The Company is not a party to a tax sharing, tax indemnity or allocation agreement nor does the Company owe any amount under any such agreement.

                 (m) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                 (n) The Company's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on the Company's tax books and records.

                 (o) The Company has not taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

         3.25. Government Contracts. The Company is not a party to any governmental contracts subject to price redetermination or renegotiation.

         3.26. Absence of Changes. Since December 31, 1996, except as disclosed in Schedule 3.26 or agreed to by Search in writing, there has not been:

                 (a)      any event giving rise to a Company Material Adverse
         Effect,

                 (b) any damage, destruction or loss (whether or not covered by insurance) adversely affecting the properties or business of the Company that would have a Company Material Adverse Effect,

                 (c) any change in the authorized capital of the Company or in its outstanding securities or any grant of any options, warrants, calls, conversion rights or commitments,

                 (d) any declaration or payment of any dividend or distribution in respect of the capital stock or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company,

                 (e) any increase in the compensation, bonus, sales commissions or fee arrangements payable or to become payable by the Company to any of its officers, directors, Stockholders, employees, consultants or agents other than in the ordinary course of business and in accordance with and consistent with past practices,

                 (f) any work interruptions, labor grievances or claims filed, or any similar event or condition of any character, which would result in a Company Material Adverse Effect,

                 (g) any sale or transfer, or any agreement to sell or transfer, any asset, property or right of the Company having an original cost of $5,000 or more to any Person, including without limitation the Stockholders and their Affiliates,

                 (h) any cancellation, or agreement to cancel, any indebtedness or other obligation owing to the Company, including without limitation any indebtedness or obligation of any Stockholders or any Affiliate thereof, provided that the Company may negotiate and adjust bills in the course of good faith disputes with customers in a manner consistent with past practice,

                 (i) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights,

                 (j) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of business of the Company,

                 (k) any waiver of any material rights or claims of the Company,

                 (l) any breach, amendment or termination of any Material Contract,

                 (m) any transaction by the Company outside the ordinary course of business,

                 (n) any capital expenditure or commitment by the Company, individually or in the aggregate, exceeding $5,000 other than those listed on Schedule 3.26(n),

                 (o)_ change in the accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or the revaluation by the Company of any of its assets,

                 (p) any creation or assumption by the Company of any mortgage, pledge, security interest or lien or other encumbrance on any asset, other than those listed on Schedule 3.26(p),

                 (q) any entry into, amendment of, relinquishment, termination or nonrenewal by the Company of any contract, lease transaction, commitment or other right or obligation requiring aggregate payments by the Company in excess of $50,000, other than those listed on Schedule 3.26(q),

                 (r) loan by the Company to any Person or entity, incurring by the Company of any indebtedness (excluding indebtedness under the Fourth Amended and Restated Loan Agreement dated as of May 1, 1996 among MS Financial, Fleet Bank, N.A., as Agent, and the Banks party thereto, as amended by the First Amendment to the Fourth Amended and Restated Loan Agreement dated as of December 16, 1996 by and among MS Financial, Fleet Bank, N.A., as Agent, and the Banks party thereto and proposed to be further amended pursuant to the Bank Loan Term Sheet (the "MS Loan Agreement") guaranteeing by the Company of any indebtedness or debt securities of others or issuance or sale of any debt securities of the Company,

                 (s) the commencement or notice or threat of commencement of any lawsuit or proceeding against or investigation of the Company or any of its affairs not otherwise disclosed on Schedule 3.23, or

                 (t) agreement by the Company or any officer or employee thereof to do any of the things described in the preceding clauses (a) through (s) (other than agreements with Search regarding the Transactions), or

                 (u) any change of servicer or notice of an impending change of servicer for any of the Securitization Trusts.

         3.27. Bank Accounts Powers of Attorney. Schedule 3.27 sets forth an accurate list, as of the date of this Agreement, of:

                 (a) the name of each financial institution in which the Company has any account or safe deposit box

                 (b) the names in which the accounts or boxes are held (c) the type of account and (d) the name of each Person authorized to draw thereon or have access thereto.

Schedule 3.27 also sets forth the name of each Person, corporation, firm or other entity holding a general or special power of attorney from the Company and a description of the terms of such power.

         3.28. Relations with Governments. The Company has not made, offered or agreed to offer anything of value to any governmental official, political party or candidate for government office and it has not taken any action that would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any Law of similar effect.

         3.29. Disclosure. No representation or warranty by the Company contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein not misleading.

         3.30. Opinion of Financial Advisor. MS Financial has received the opinion of Bear, Stearns & Co. ("Bear Stearns") on the date of this Agreement to the effect that the Merger is fair from a financial point of view to MS Financial's stockholders as of the date thereof. As soon as practicable after the date of this Agreement, MS Financial will deliver a written copy of such opinion to Search dated as of the date of the Proxy Statement and such written opinion will be attached to the Proxy Statement. A copy of the Bear Stearns engagement letter dated October 25, 1996, as amended by the letter agreement dated November 21, 1996 (the "Engagement Letter"), has previously been delivered to Search.

         3.31. Vote Required. The affirmative vote of the holders of a majority of the then outstanding shares of MS Financial Stock is the only vote of the holders of any class or series of capital stock of MS Financial necessary to adopt this Agreement and consummate the Transactions.

         3.32. Brokers. No broker, finder or investment banker (other than Bear Stearns) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of MS Financial. The Engagement Letter is the only agreement pursuant to which Bear Stearns will be entitled to any payment relating to the Transactions.

         3.33. Absence of Claims Against Company. To the best knowledge of the Company, the Stockholders have no claims against the Company.

         3.34. Complete Copies of Materials. The Company has delivered to Search true, correct and complete copies (or summaries) of each agreement, contract, commitment or other document that is referred to in the Schedules or that has been requested by Search or its counsel in writing.

         3.35. Compliance with Laws of Delaware. Without limiting any of the other representations or warranties contained herein, MS Financial shall comply with all provisions of the Delaware Statutes applicable to the Transaction, including but not limited to Section 262 thereof.

         3.36. Hart-Scott-Rodino Filing. The Company will file any and all documentation, notices and responses, and will cooperate with Search with respect to any and all filings, notices and responses, to Governmental Authorities necessary to comply with HSR and to obtain the pre-clearance for the Merger to be effectuated.

         3.37. Review of Search. Without in any way affecting the importance, scope or effectiveness of, or impacting its reliance on, any other provision of this Agreement, and without acknowledging the accuracy or completeness of any materials provided to it, the Company acknowledges that it has had a full opportunity to request from Search and Newco all information concerning Search and Newco that the Company deems relevant to its decision to enter into this Agreement and to consummate the Transactions, and has reviewed the information provided by Search and Newco.

4.       REPRESENTATIONS OF SEARCH AND NEWCO

         To induce MS Financial to enter into this Agreement and consummate the Transactions, each of Search and Newco represents and warrants to MS Financial as follows:

         4.1. Due Organization. Search and Newco are corporations duly organized, validly existing and in good standing under the laws of the State of Delaware. Search and Newco have the requisite corporate power to carry on their respective businesses as they are now being conducted. Search and Newco are duly qualified as foreign corporations and are in good standing in each jurisdiction where the character of either of their properties owned or held under lease or the nature of their respective activities makes such qualification necessary, except where the failure to be so qualified or in good standing would not, individually or in the aggregate, have a Search Material Adverse Effect. Search and Newco have delivered to MS Financial true, complete and correct copies of their Certificates of Incorporation and Bylaws. The Certificates of Incorporation and Bylaws are in full force and effect and, as of the date of this Agreement, have not been amended, modified, revoked, terminated or cancelled or in any other manner varied from the documents delivered to MS Financial. The Certificate of Incorporation and Bylaws are collectively referred to as the "Search Charter Documents." Search and Newco have made available to MS Financial true, complete and correct sets of their minute books. Neither Search nor Newco is in violation of any provision of the Search Charter Documents.

         4.2. Authorization; Validity of Obligations. Search and Newco have all requisite corporate power and authority to execute and deliver this Agreement and the Related Documents and, with respect to the Merger and the issuance of the shares of Search Common Stock in connection with the Merger, if required by the rules of the NASD, upon the approval thereof by Search's stockholders in accordance with those rules, the Search Charter Documents, this Agreement and the Delaware Statutes, to perform their respective obligations pursuant to the terms of this Agreement and the Related Documents to which they are a party and to consummate the Transactions. The execution and delivery of this Agreement and such

Related Documents by Search and Newco and the performance by each of Search and Newco of their respective obligations under this Agreement and such Related Documents have been duly and validly authorized by the respective Boards of Directors of Search and Newco, and by all other necessary corporate action other than approval of the issuance of Search Common Stock pursuant to the Merger by holders of a majority of the total votes cast with respect thereto by the stockholders of Search at the Search Stockholders Meeting pursuant to the Delaware Statutes, the Search Charter Documents and the rules of the NASD, and the filing and recordation of the Certificate of Merger. This Agreement has been, and the Related Documents to which either Search or Newco is a party will be, duly and validly executed and delivered by Search and/or Newco, as the case may be, and will be, legal, valid and binding obligations of Search and/or Newco enforceable against Search and/or Newco in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of Law governing specific performance, injunctive relief or other equitable remedies.

         4.3.    No Conflicts; Required Filings and Consents.

                 (a) The execution, delivery and performance of this Agreement and the Related Documents, the consummation of the Transactions and the fulfillment of the terms hereof and thereof will not:

                          (i) conflict with, or result in a breach or violation of, the Search Charter Documents;


                          (ii)    conflict with, or result in a default (or
                 would constitute a default but for any requirement      of
                 notice or lapse of time or both) under any document, agreement or other instrument to which either Search or Newco is a party, or result in the creation or imposition of any lien, charge or encumbrance on any of Search's or Newco's properties pursuant to (y) any Law to which either Search or Newco or any of their respective property is subject, or (z) any judgment, order or decree to which Search or Newco is bound or any of their respective property is subject, other than such as would not individually or in the aggregate have a Search Material Adverse Effect;

                          (iii) result in termination of, or give to any other Person any right of termination, amendment, acceleration or cancellation with respect to any permit, license, franchise, contractual right or other authorization of Search or Newco material to Search and its Subsidiaries, taken as a whole; or

                          (iv) violate any Law to which Search or Newco is subject or by which any assets of Search or Newco are bound or affected the violation of which would have a Search Material Adverse Effect.

                 (b) The execution and delivery of this Agreement by Search and Newco do not, and the performance of this Agreement by Search and Newco will not, require any consent, approval, authorization or permission of, or filing with or notification to, any Governmental Authority except (i) for applicable requirements, if any, of the Exchange Act, the Securities Act, and Blue Sky Laws, and filing and recordation of the Certificate of Merger with the Secretary as required by the Delaware Statutes (ii) such notice as is necessary to comply with HSR and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not prevent or delay consummation of the Merger, or otherwise prevent Search or Newco from performing its obligations under this Agreement.

         4.4. Permits and Intangibles. Search and Newco own or hold all Search Material Permits. The Search Material Permits are valid, and neither Search nor Newco has received any notice that any Governmental Authority intends to modify, suspend, cancel, terminate or not renew any Search Material Permit. Except as disclosed on Schedule 4.4, neither Search nor Newco is in conflict with, or in default or violation of, (i) any Law applicable to Search or Newco or by which any property or asset of Search or Newco is bound or affected, (ii) any of the Search Material Permits or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, or other instrument or obligation to which Search or Newco is a party or by which Search or Newco or any property or asset of Search or Newco is bound or affected except as would not have a Search Material Adverse Effect. The Transactions will not result in a default under, or a breach or violation of, or adversely affect the rights and benefits afforded to Search or Newco by, any Search Material Permit.

         4.5.    Capitalization of Search and Ownership of Search Stock.

                 (a) The authorized capital stock of Search consists of 130,000,000 shares of Search Common Stock and 60,000,000 shares of Preferred Stock. 3,181,861 shares of Search Common Stock, 50,000 shares of 12% Senior Convertible Preferred Stock and 2,456,098 shares of 9%/7% Convertible Preferred Stock were outstanding on January 31, 1997. At that date, warrants and options to purchase 751,649 shares of Search Common Stock were outstanding and Search was obligated to issue an additional 146,381 shares of Search Common Stock and Search had committed to issue warrants and options to purchase an additional 817,500 shares of Search Common Stock. A total of 7,968,294 shares of Search Common Stock were reserved for issuance upon conversion of the outstanding shares of 12% Senior Convertible Preferred Stock and 9%/7% Convertible Preferred Stock. The authorized capital stock of Newco consists of 1,000 shares of Common Stock, all of which are outstanding and outstanding owned beneficially and of record by Search. All of the issued and outstanding shares of the capital stock of Search and Newco have been duly authorized and validly issued, are fully paid and nonassessable and not subject to preemptive rights. All of the issued and outstanding shares of the capital stock of Search and Newco were offered, issued, sold and delivered by Search or Newco, as the case may be, in compliance with all applicable state and federal laws concerning the issuance, offer and sale of securities. Further, none of such shares was issued in violation of any preemptive rights.

                 (b) The shares of Search Common Stock to be issued pursuant to the Merger will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights created by statute, the Search Charter Documents or any agreement to which Search is a party or by which Search is bound and will, when issued, be registered under the Securities Act, the Exchange Act and applicable Blue Sky Laws, unless exempt therefrom.

         4.6.    SEC Filings; Financial Statements.

                 (a) Search has filed all Search SEC Reports. The Search SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (ii) did not, at the time they were filed (or at the effective date thereof in the case of registration statements), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. No Subsidiary of Search is currently required to file any form, report or other document with the SEC under Section 12 of the Exchange Act.

                 (b) The information supplied by Search for inclusion in the Registration Statement and the Proxy Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Search and MS Financial, (iii) the time of the MS Financial Stockholders Meeting or the Search Stockholders Meeting, and (iv) the Effective Time, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not false or misleading or necessary to correct any statements in any earlier communication with respect to the solicitation of proxies for the MS Financial Stockholders Meeting and the Search Stockholders Meeting which shall have become false or misleading. If at any time prior to the Effective Time any event or circumstance relating to Search or any Search Subsidiary, or their respective officers or directors, should be discovered by Search which should be set forth in an amendment or a supplement to the Registration Statement or Proxy Statement, Search shall promptly inform MS Financial. Notwithstanding the foregoing, Search and Newco make no representation or warranty with respect to any information supplied by MS Financial, the Stockholders, or any of their representatives which is contained in the Proxy Statement. All documents that Search is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations promulgated thereunder and the Exchange Act and the rules and regulations promulgated thereunder.

                 (c) Search has heretofore furnished to MS Financial complete and correct copies of all amendments and modifications (if any) that have not been filed by Search with the SEC to all agreements, documents and instruments previously filed by Search as exhibits to the Search SEC Reports and currently in effect as of the date of this Agreement.

                 (d) Each of the consolidated financial statements (including, in each case, any notes thereto) contained in the Search SEC Report for the transition period ended March 31, 1996 and the unaudited consolidated financial statements of Search and its consolidated Subsidiaries for the six months ended September 30, 1996 were prepared in accordance with GAAP (except as may be indicated in the notes thereto and except that financial statements included with interim reports do not contain all GAAP notes to such financial statements) and each fairly presented in all material respects the consolidated financial positions, results of operations and changes in stockholders' equity and cash flows of Search and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which were not and are not expected, individually or in the aggregate, to have a Search Material Adverse Effect). Since September 30, 1996, there have been no material changes in Search's accounting policies.

                 (e) Except for the transactions described in Schedule 4.6(e), all transactions involving Search or any of its subsidiaries that are required to be disclosed in the Search SEC Reports in accordance with Item 404 of Regulation S-K promulgated under the Securities Act have been so disclosed, and between September 30, 1996 and the date of this Agreement, neither Search nor any of its subsidiaries has entered into any transactions that would be required to be disclosed in future public filings under the Exchange Act pursuant to such Item which have not already been disclosed in the Search SEC Reports filed prior to the date hereof.

         4.7. Absence of Certain Changes or Events. Since September 30, 1996 and prior to the date of this Agreement, except (a) as contemplated by, or disclosed pursuant to, this Agreement or any Schedule to this Agreement, (b) disclosed by Search to MS Financial in writing on the date hereof, or (c) disclosed in any Search SEC Report, Search and its subsidiaries have conducted their businesses only in the ordinary course and in a manner consistent with past practice and, since September 30, 1996, there has not been (i) any event or events (whether or not covered by insurance), individually or in the aggregate, having a Search Material Adverse Effect other than changes or effects affecting the non-prime automobile finance industry generally, (ii) any material change by Search in its accounting methods, principles or practices, or (iii) any entry by Search or any Search Subsidiary into any commitment or Transaction material to Search or the Search Subsidiaries, except in the ordinary course of business and consistent with past practice.

         4.8.    Conformity with Law; Litigation.

                 (a) Search and Newco have not violated any Law or any Order of any Governmental Authority having jurisdiction over either of them other than violations which would not have a Search Material Adverse Effect.

                 (b) Except as disclosed in any Search SEC Report, there are no claims, counterclaims, actions, suits, investigations or other proceedings, pending or, to the best of Search's and Newco's knowledge, threatened, against or affecting Search or Newco, or seeking to delay or prevent consummation of the Merger, at law or in equity, or before or by any arbitrator or any Governmental Authority having jurisdiction over either of them and no notice of any such claim, counterclaim, action, suit or proceeding, whether pending or threatened, has been received by either of them. Except as disclosed in any Search SEC Report, there are no judgments, orders, injunctions, decrees, stipulations or awards (whether rendered by a Governmental Authority or by arbitration) against Search or Newco or against any of either of their properties or businesses having a Search Material Adverse Effect.

         4.9.    Ownership of Newco; No Prior Activities.

                 (a) Newco was formed solely for the purpose of engaging in the Transactions.

                 (b) As of the date hereof and the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the Transactions and except for this Agreement and any other agreements or arrangements, contemplated by this Agreement, Newco has not and will not have incurred, directly or indirectly, through any subsidiary or Affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

         4.10. Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of Search Common Stock and Preferred Stock voted is the only vote, if any, of the holders of any class or series of capital stock of Search necessary to approve the issuance of shares of Search Common Stock to the stockholders of MS Financial pursuant to the Merger.

         4.11. Brokers. No broker, finder or investment banker (other than Alex. Brown & Sons Incorporated and Tri- River Capital Group) is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Search or Newco.

         4.12. Transactions in Capital Stock. Except as set forth in Section 4.5(a), the Search SEC Reports and, as contemplated by this Agreement, as of the date of this Agreement, no option, warrant, call, subscription right, conversion right or other contract or commitment of any kind exists of any character, written or oral, which may obligate Search to issue or sell any shares of capital stock or other equity interests. Except as set forth in the Search SEC Reports filed prior to the date of this Agreement or in Schedule 4.12, neither Search nor Newco has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any of its equity securities or any interests therein or to pay any dividend or make any distribution in respect thereof.

         4.13. Disclosure. No representation or warranty by Search or Newco contained in this Agreement contains any untrue statement of a material fact or omits to state any material fact necessary to make any statement herein or therein not misleading.

         4.14. Complete Copies of Materials. Except as set forth in Schedule 4.14, Search and Newco have made available to MS Financial true and complete copies (or summaries) of each agreement, contract, commitment or other document which pertains to Search or Newco, or to which Search or Newco is a party, and which is referred to in the Closing Checklist or in the Schedules, or that has been requested in writing by MS Financial or its counsel.

         4.15. Hart-Scott-Rodino Filing. Search and Newco will file any and all documentation, notices and responses, and will cooperate with MS Financial with respect to any and all filings, notices and responses to Governmental Authorities necessary to comply with HSR or required by Law and to obtain the pre-clearance for the Merger to be effectuated.

         4.16. Review of Company. Without in any way affecting the importance, scope or effectiveness of, or impacting its reliance on, any other provision of this Agreement, and without acknowledging the accuracy or completeness of any materials provided to it, Search acknowledges that it has had a full opportunity to request from the Company, all information concerning the Company that Search deems relevant to its decision to enter into this Agreement and to consummate the Transactions and that it has reviewed such information as has been provided to it.

         4.17.   Taxes.

                 (a) Search and Newco have timely filed or will timely file all requisite Returns for all periods ended on or before the Effective Time.

                 (b) There are no examinations in progress or claims against Search or Newco for Taxes for any period or periods and no notice of any claim for Taxes, whether pending or threatened, has been received.

                 (c) The amounts shown as accruals for Taxes on Search's current balance sheet are sufficient for the payment of all Taxes, whenever determined, for all fiscal periods ended on or before that date.

                 (d) Search has a taxable year ending on March 31 in each year.

                 (e) Search and Newco currently use the accrual method of accounting for income tax purposes and such method of accounting has not changed in the past five years.

                 (f) Search and Newco have paid or have fully accrued for all Taxes and will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other taxes required to be withheld, whenever determined, with respect to periods ending on or before the Closing Date.

                 (g) Copies of (i) any Tax examinations and (ii) extensions of statutory limitations for the collection or assessment of Taxes are included as part of Schedule 4.17.

                 (h) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of Search or Newco relating to or attributable to Taxes (excluding current year property or ad valorem taxes).

                 (i) None of Search's or Newco's assets are treated as "tax exempt use property" within the meaning of Section 168(h) of the Code.

                 (j) Search and Newco have not filed any consent agreement under Section 341(f)(2) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by Search or Newco.

                 (k) Neither Search nor Newco is or has been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                 (l) Search's tax basis in its assets for purposes of determining its future amortization, depreciation and other federal income tax deductions is accurately reflected on Search's tax books and records.

                 (m) Neither Search nor Newco has taken or agreed to take any action that would prevent the Merger from constituting a reorganization qualifying under the provisions of Section 368(a) of the Code.

5.       COVENANTS

         5.1.    Access to Information; Confidentiality.

                 (a) Between the date of this Agreement and the Effective Time, Search and MS Financial will, and each will direct its Subsidiaries to, afford to the other and its officers and authorized representatives access to (i) all of their sites, properties, books and records, including, without limitation, in the case of MS Financial, the records of the Securitization Trusts, and (ii) such additional financial and operating data and other information as to their respective businesses and properties as each may from time to time reasonably request, including but not limited to verification of the other party's compliance with all of the terms and conditions of this Agreement and access to employees, customers and vendors for due diligence inquiry. Each of Search and MS Financial will cooperate and will direct its Subsidiaries to cooperate with the other and its representatives in the preparation of any documents or other material which may be required in connection with this Agreement. The representations, warranties, covenants and obligations as set forth in this Agreement shall not be affected or modified in any manner whatsoever by any due diligence inquiry. In addition, any due diligence inquiry shall not be a defense to any breach of any of the representations, warranties, covenants or obligations contained herein.

                 (b) Each of the Company, on the one hand, and Search and Newco on the other hand, agrees that it will not disclose any confidential or proprietary information which it obtains or acquires regarding the other or its Subsidiary to any Person, firm, corporation, association or other entity for any purpose or reason whatsoever, except to authorized employees or other authorized representatives of the respective parties and to counsel, lenders, secured creditors, underwriters, investment bankers and other advisers; provided, that such advisors agree to the confidentiality provisions of this Section 5.1(b), subject to Section 5.1(c) below.

                 (c) The confidentiality obligations of a party hereto shall be terminated regarding any confidential or proprietary information obtained or acquired if (i) such information becomes known to the public generally through no fault of the receiving party, (ii) disclosure is required by Law or the order of any Governmental Authority under color of Law, or (iii) the disclosing party reasonably believes that such disclosure is required in connection with the defense of a lawsuit against the disclosing party; provided, that prior to disclosing any information pursuant to clause (i), (ii) or
         (iii) above, such party shall, if possible, give prior written notice thereof to the other party and provide the other party with the opportunity to contest such disclosure.

         5.2. Conduct of Business by MS Financial. Subject to the limitations of that certain budget approved pursuant to the Bank Loan Term Sheet, between the date hereof and the Effective Time, unless otherwise contemplated by this Agreement, including, without limitation, the provisions of Section 5.16, or agreed to by Search in writing, MS Financial will, and will cause its Subsidiary, to:

                 (a) carry on their respective businesses only in the ordinary course of business consistent with past practice as was in effect between July 1, 1996 and December 31, 1996 and not introduce any new method of management, operation or accounting;

                 (b) use all commercially reasonable efforts to preserve substantially intact its business organization, to keep available the services of its current officers, management and marketing employees and to preserve its current relationships with dealers, suppliers, lenders, and other Persons with which any of them has a significant business relationship;

                 (c) maintain their respective properties and facilities, including those held under leases, in as good working order and condition as at present, ordinary wear and tear excepted;

                 (d) perform in a timely manner all of their obligations under this Agreement and the Related Documents to which they are a party and all other material agreements relating to or affecting any of their respective assets, the failure of which to perform would, when aggregated with all other agreements not performed, have a Company Material Adverse Effect.

                 (e) keep in full force and effect present insurance policies or other comparable insurance coverage;

                 (f) use all commercially reasonable efforts to maintain and preserve the goodwill associated with their respective businesses, and their respective relationships with customers and others having business relations with them;

                 (g) maintain compliance with all Material Permits and Laws;

                 (h) maintain present debt and lease instruments and not enter into new or amended debt or lease instruments; and

                 (i) inform Search immediately if any event occurs that may have a Company Material Adverse Effect.

         5.3. Prohibited Activities. Without the prior written consent of Search, between the date hereof and the Effective Time, MS Financial will not, and will cause its Subsidiary not to:

                 (a)      amend any of the MS Charter Documents;

                 (b) (i) declare or pay any dividend, or make any other distribution (whether in cash, stock or property) in respect of any of their respective stock whether now or hereafter outstanding, (ii) split, combine or reclassify any of their respective capital stock,
         (iii) issue or authorize the issuance of any shares of capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock, or any other ownership interest (including, without limitation, any phantom interest), or (iv) purchase, redeem or otherwise acquire or retire for value any shares of their respective stock (including without limitation the right to acquire any shares and any phantom interest), except that MS Financial may issue shares of MS Financial Stock pursuant to Company Options outstanding on the date of this Agreement and pursuant to the MS Financial Employee Stock Purchase Plan; (MS Financial acknowledges that any such a prohibited occurrence which relates to the distribution of MS Financial stock could affect Search's compliance with the relevant securities laws in the distribution of the Search Common Stock);

                 (c) incur or agree to incur any indebtedness other than under the MS Loan Agreement or make any capital expenditures in excess of $5,000 in the aggregate other than those listed in Schedule 5.3(c), enter into any other contract or commitment involving an expenditure in excess of $5,000 (other than to purchase Finance Contracts), or guarantee any indebtedness of a third party;

                 (d) except in the ordinary course of business consistent with past practice, (i) increase the compensation payable or to become payable to any officer, director, stockholder, employee or agent, (ii) make any bonus or management fee payment to any such Person, (iii) make any loans or advances to any Person other than travel or entertainment advances in the ordinary course of business to employees and directors, (iv) adopt or amend any employee benefit plan, (v) grant, or enter into any agreement providing for, any severance or termination pay or (vi) in any other manner increase the compensation payable, or fringe benefits provided, to any of the aforesaid Persons;

                 (e) directly or indirectly make or cause to be made any payment to an Affiliate other than in accordance with existing agreements and then only in accordance with past practices or enter into any new agreement with any Affiliate;

                 (f) create or assume any mortgage, pledge or other lien or encumbrance upon any assets or properties whether now owned or hereafter acquired except pursuant to the MS Financial Debt in the ordinary course of business;

                 (g) sell, assign, lease, pledge or otherwise transfer or dispose of any property or equipment, except in the ordinary course of business consistent with past practice;

                 (h) acquire or negotiate for the acquisition of (by merger, consolidation, purchase of a substantial portion of assets or otherwise) any business or the start-up of any new business, or otherwise acquire or agree to acquire any assets that are material, individually or in the aggregate, to MS Financial and its Subsidiary taken as a whole;

                 (i) merge or consolidate or agree to merge or consolidate with or into any other corporation;

                 (j)      waive any material rights or claims ;

                 (k) commit a breach (or take any action that with notice or the passage of time, or both, would cause a breach) of, or amend or terminate, any agreement, permit, license or other right;

                 (l) enter into (i) any material contracts or (ii) any other transaction outside the ordinary course of business consistent with past practice or prohibited hereunder;

                 (m) either (i) commence a lawsuit other than for routine collection of Finance Contracts or (ii) settle or compromise any pending or threatened litigation which would result in a Company Material Adverse Effect;

                 (n) take, or agree (in writing or otherwise) to take, any of the actions described in Sections 5.3(a) through (m) above, or any action which would make any of the representations and warranties of MS Financial contained in this Agreement untrue and result in a Company Material Adverse Effect.

                 (o) If MS Financial wishes to take any action otherwise prohibited by paragraphs (a) through (n) of this Section 5.3, it must notify Search in writing as provided for in Section 7.9 of its intended prohibited action, provide Search with a justification for the taking of such action and request Search's consent to such prohibited action. Search shall have two business days from receipt of such notice and information it may reasonably request regarding such prohibited action to consent to or deny such request. If Search does not respond to MS Financial's request by the end of said time period, Search shall be deemed to have consented to such action.

         5.4. No Solicitation of Transactions. Neither MS Financial, nor its Subsidiary shall, directly or indirectly, through any officer, director, employee, agent or otherwise, solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any acquisition or purchase of all or any material portion of the assets of, or any equity interest in, MS Financial, Subsidiary of MS Financial or any Securitization Trust, or any merger, consolidation, share exchange, business combination or other similar transaction with MS Financial, the Subsidiary of MS Financial or any Securitization Trust, or participate in any negotiations or discussions regarding, or furnish to any other Person any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing; provided, however, that nothing contained in this Section 5.4 shall prohibit the Board of Directors of MS Financial from authorizing MS Financial or the Board's other designees to review, or to furnish information to, or entering into discussions or negotiations with, any Person in connection with an unsolicited proposal in writing by such Person to acquire MS Financial pursuant to a merger, consolidation, share exchange, business combination or other similar transaction or to acquire all or substantially all of the assets of MS Financial or any of its Subsidiaries received by the Board of Directors of MS Financial after the date of this Agreement, if, and only to the extent that, (a) the Board of Directors of MS Financial, after consultation with its independent legal and financial advisors and taking into consideration the advice of such advisors, determines in good faith that such action is required for the Board of Directors of MS Financial to comply with its fiduciary duties to stockholders imposed by Delaware Law and (b) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, MS Financial (i) gives Search as promptly as practicable prior oral and written notice of MS Financial's intention to furnish such information or begin such discussions and (ii) receives from such Person an executed confidentiality agreement on terms no less favorable to MS Financial than those contained in the Confidentiality Agreement between Search and MS Financial dated October 15, 1996. MS Financial shall notify Search promptly if any proposal or offer, or any inquiry or contact with any Person with respect thereto, is made and shall, in any such notice to Search, indicate in reasonable detail the terms and conditions of such proposal, offer, inquiry or contact. MS Financial agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which MS Financial is a party. MS Financial immediately shall cease and cause to be terminated all existing discussions or negotiations with any Persons conducted heretofore with respect to any of the foregoing.

         5.5. Notification of Certain Matters. Each party hereto shall give prompt notice to the other parties hereto of (a) the occurrence or non-occurrence of any event the occurrence or nonoccurrence of which would be likely to cause any representation or warranty of it contained herein to be untrue or inaccurate in any material respect at or prior to the Closing and (b) any material failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such party hereunder. The delivery of any notice pursuant to this Section 5.5 shall not, without the express written consent of the other parties be deemed to (x) modify the representations or warranties hereunder of the party delivering such notice, (y) modify the conditions set forth in Article 6, or (z) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

         5.6. Cooperation in Obtaining Required Consents and Approvals. For all consents and approvals which MS Financial is required to obtain pursuant to this Agreement, Search shall cooperate and provide to MS Financial such documentation or other information as MS Financial shall reasonably request. For all consents and approvals which Search is required to obtain pursuant to this Agreement, MS Financial shall cooperate and provide to Search such documentation or other information as Search shall reasonably request.

         5.7. Tax Returns. MS Financial shall timely file, and shall cause its Subsidiary to timely file, subject to any permissible extensions, all federal and state income tax returns due before the Effective Time for taxable periods ending on or prior to the Closing and have paid or will pay all Taxes attributable to such periods, subject to any permissible extensions. Such returns will be prepared and filed in accordance with applicable Law and in a manner consistent with past practices and shall be subject to review by Search.

         5.8.     Registration Statement; Proxy Statement.

                 (a) As promptly as practicable after the execution of this Agreement, Search shall prepare a Registration Statement including therein a combined Proxy Statement and Prospectus, in connection with the registration under the Securities Act of the shares of Search Common Stock to be issued to the stockholders of MS Financial pursuant to the Merger. Search shall send the Registration Statement to MS Financial for MS Financial's review and comment prior to the filing of the Registration Statement and Proxy Statement with the SEC. As promptly as practicable, MS Financial shall review and approve the contents of the Registration Statement and Proxy Statement, as they may be revised, its approval not to be unreasonably withheld or delayed.
          As promptly as practicable, Search shall file the Registration Statement in the form approved by MS Financial with the SEC. Search and MS Financial each shall use all reasonable efforts to cause the Registration Statement to become effective as promptly as practicable, and, prior to the effective date of the Registration Statement, Search shall take all or any action required under any applicable federal or Blue Sky laws in connection with the issuance of shares of Search Common Stock pursuant to the Merger. Each of MS Financial and Search shall pay its own expenses incurred in connection with the Registration Statement, Proxy Statement, MS Financial Stockholders Meeting and Search Stockholders Meeting, including, without limitation, the fees and disbursements of their respective counsel, accountants and other representatives, except that MS Financial and Search each shall pay one-half of any printing, filing and other fees and expenses incurred in connection with the Registration Statement. MS Financial shall furnish all information concerning MS Financial and the Stockholders as Search may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. As promptly as practicable after the Registration Statement shall have become effective, Search, if required, and MS Financial shall mail the Proxy Statement to their respective stockholders. The Proxy Statement shall include the recommendations of the Boards of Directors of Search, if required, and MS Financial in favor of the Merger, unless otherwise prohibited by the applicable fiduciary duties of such directors, as determined by such directors in good faith after consultation with and duly considering the written advice of independent legal counsel, subject to Section 5.4.

                 (b) No amendment or supplement to the Proxy Statement or the Registration Statement will be made by Search or MS Financial without the approval of the other, which shall not be unreasonably withheld. Search and MS Financial each will advise the other, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Search Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Proxy Statement or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information.

                 (c) Search shall promptly prepare and submit to the NASD an application for quotation of the shares of Search Common Stock issuable in the Merger on NASDAQ, and shall use its reasonable best efforts to obtain, prior to the Effective Time, approval for the quotation of such Search Common Stock on NASDAQ, subject to official notice of issuance. MS Financial shall cooperate with Search with respect to such application.

                 (d) MS Financial, Search and Newco each hereby (i) consents to the use of its name and, on behalf of its Subsidiaries and Affiliates, the names of such Subsidiaries and Affiliates and to the inclusion of financial statements and business information relating to such party and its Subsidiary and Affiliates (in each case, to the extent required by applicable securities laws) in the Registration Statement and the Proxy Statement, (ii) agrees to use all reasonable efforts to obtain the written consent of any Person or entity retained by it which may be required to be named (as an expert or otherwise) in the Registration Statement or the Proxy Statement, and (iii) agrees to reasonably cooperate, and agrees to use all reasonable efforts to cause its Subsidiary and Affiliates to reasonably cooperate, with any legal counsel, investment banker, accountant or other agent or representative retained by any of the parties specified in clause (i) above in connection with the preparation of any and all information required, as determined after consultation with each party's counsel, to be disclosed by applicable securities laws in the Registration Statement or the Proxy Statement.

         5.9. Stockholders Meetings. MS Financial shall call and hold a meeting of its stockholders (the "MS Financial Stockholders Meeting") as promptly as practicable for the purpose of voting upon the adoption of this Agreement. If required by the rules of the NASD, Search shall call and hold a meeting of its stockholders (the "Search Stockholders Meeting") as promptly as practicable for the purpose of voting upon the approval of the issuance of additional shares of Search Common Stock pursuant to the Merger. MS Financial and Search shall use all reasonable efforts to hold the respective MS Financial Stockholders Meeting and Search Stockholders Meeting on the same day and as soon as practicable after the date on which the Registration Statement becomes effective. MS Financial and Search shall use all reasonable efforts to solicit from their respective stockholders proxies in favor of the adoption of this Agreement in the case of MS Financial, and in favor of the issuance of additional shares of Search Common Stock pursuant to the Merger in the case of Search, and shall take all other action reasonably necessary or advisable to secure the vote or consent of stockholders required by the Delaware Statutes to obtain such approvals (including unanimously recommending such approval), unless otherwise necessary and mandatory under the applicable fiduciary duties of the directors of MS Financial or Search, as determined by such directors in good faith under applicable Law after consultation with and duly considering the written advice of independent legal counsel, subject to Section 5.4.

                 5.10.     Appropriate Action; Consents; Filings.

                 (a) MS Financial and Search shall use their best reasonable efforts to (i) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under applicable Law or required to be taken by any Governmental Authority or otherwise to consummate and make effective the Transactions as promptly as practicable, (ii) obtain from any Governmental Authority any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Search or MS Financial or any of their Subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Transactions, including, without limitation, the Merger, and (iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions and responses to inquiries as promptly as possible, with respect to this Agreement and the Merger required under or by (A) the Securities Act and the Exchange Act, and any other applicable federal securities or Blue Sky Laws, (B) the rules and regulations of the NASD, (C) the Delaware Statutes, (D) HSR and the Federal Trade Commission and the Antitrust Division of the Department of Justice, and (E) any other applicable Law or Governmental Authority; provided, that Search and MS Financial shall cooperate with each other in connection with the making of all such filings and responses, including providing copies of all such documents to the non- filing party and its advisors prior to filing or responding to inquiries and, if requested, accepting all reasonable additions, deletions or changes suggested in connection therewith. MS Financial and Search shall use reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable Law (including all information required to be included in the Proxy Statement and the Registration Statement) in connection with the Transactions.

                 (b) Each of Search and MS Financial shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, their reasonable best efforts to obtain any third party consents, (i) necessary to consummate the Transactions, (ii) disclosed or required to be disclosed in the Schedules hereto, or (iii) required to prevent a Company Material Adverse Effect or a Search Material Adverse Effect from occurring prior to or after the Effective Time.

                 (c) In the event that Search or MS Financial shall fail to obtain any third party consent described in subsection (b) above, it shall use all reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon MS Financial and Search, their respective Subsidiaries, their respective stockholders, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

                 (d) From the date of this Agreement until the Effective Time, each party shall promptly notify the other parties of any pending, or to the best knowledge of the first party, threatened, action, proceeding or investigation by or before any Governmental Authority or any other Person (i) challenging or seeking material damages in connection with the Merger or the conversion of MS Financial Stock into Search Common Stock pursuant to the Merger or
         (ii) seeking to restrain or prohibit the consummation of the Merger or otherwise limit the right of Search or, the knowledge of such first party, Newco or any other Search Subsidiary to own or operate all or any portion of the businesses or assets of MS Financial or its Subsidiary, which in either case is reasonably likely to have a Company Material Adverse Effect prior to the Effective Time, or a Search Material Adverse Effect (including the Surviving Corporation) after the Effective Time.

         5.11. Obligations of Newco. Search shall take all action necessary to cause Newco to perform its agreements, covenants, and obligations under this Agreement and to consummate the Merger on the terms and subject to conditions set forth in this Agreement. This obligation of Search shall terminate at the Effective Time.

         5.12. Public Announcements. Search and MS Financial shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Transactions and shall not issue any such press release or make any such public statement prior to such consultation. The parties have agreed on the text of a joint press release by which Search and MS Financial will announce the execution of this Agreement.

         5.13. Delivery of SEC Documents. Each of MS Financial and Search shall promptly deliver to the other true and correct copies of any report, statement or schedule filed by it with the SEC subsequent to the date of this Agreement.

         5.14. Further Action. At any time before or after the Effective Time, and from time to time, each party to this Agreement agrees, subject to the terms and conditions of this Agreement, to take such actions and to execute and deliver such documents as may be necessary to effectuate the purposes of this Agreement at the earliest practicable time.

         5.15.   Indemnification.

                 (a) The Certificate of Incorporation of the Surviving Corporation and its Subsidiary shall contain provisions that acknowledge and agree that the provisions relating to limitation on liability that are set forth in the MS Charter Documents as of the date of this Agreement shall remain effective for a period of four years from the Effective Time with respect to individuals who at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of MS Financial or any of its Subsidiaries in respect of actions or omissions occurring at or prior to the Effective Time, including, without limitation, the Transactions, and the Surviving Corporation shall not amend (in any manner that would materially diminish the effect of such provisions) or repeal such provisions for a period of four years from the Effective Time.

                 (b) The Surviving Corporation shall use reasonable efforts to maintain in effect for three years from the Effective Time the current directors' and officers' liability insurance coverage listed, and identified as such, in Schedule 5.15(b) (provided, that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not materially less advantageous to such officers and directors) with respect to individuals who at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of MS Financial in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement); provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this
         Section 5.15(b) more than $332,500 in the aggregate, including any amounts paid prior to the Effective Time by MS Financial, for such coverage.

                 (c) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person other than in the ordinary course of business or as part of a securitization transaction, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation, or at Search's option, Search, shall assume the obligations of the Surviving Corporation set forth in this Section 5.15.

                 (d) The Certificate of Incorporation and Bylaws of the Surviving Corporation shall contain provisions with respect to indemnification and advancement of expenses no less favorable than those that are set forth in the MS Charter Documents as of the date of this Agreement, which provisions shall not be amended, repealed or modified in any manner that would diminish their effect, for a period of three years from the Effective Time for all matters other than the Proxy Statement described in Section 5.8 above, and for a period of four years from the Effective Time with respect to said Proxy Statement, with respect to individuals who at any time prior to the Effective Time were directors, officers, employees, fiduciaries or agents of MS Financial in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the matters contemplated by this Agreement).

                 (e) The obligations of the Surviving Corporation under this Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any director, officer, employee, fiduciary or agent to whom this Section 5.15 applies without the consent of each affected director, officer, employee, fiduciary and agent (it being expressly agreed that the directors, officers, employees, fiduciaries and agents to whom this Section 5.15 applies shall be third-party beneficiaries of this Section 5.15).

                 (f) Notwithstanding the foregoing, any obligation of the Surviving Corporation relating to indemnification shall be subject to such liability first being satisfied out of the directors' and officers' liability insurance coverage referred to in Section 5.15(b) and second any Merger Consideration held in escrow pursuant to the Stockholders Agreement dated of even date herewith between the Stockholders and Search (the "Stockholders Agreement"), if applicable, and third, and then only to the extent that the insurance does not fully cover such liability, shall the Surviving Corporation be responsible for such indemnification obligations.

         5.16. Operations. Between the date hereof and the Effective Time, subject to the fiduciary duties of MS Financial's Board of Directors, MS Financial will use its best efforts to conduct its business utilizing its current personnel and current operating policies and procedures subject to the following provisions:

                 (a) Beginning at the first to occur of either the expiration or termination of the HSR waiting period, or, if an HSR filing is not required, the execution of this Agreement, MS Financial shall cause its President to consult with Search's President and Chief Executive Officer or Senior Executive Vice President - Operations Director on a daily basis regarding the Company's day-to-day operations, including, without limitation, implementation of such marketing, servicing, collection and administrative policies, procedures and programs as such officers of Search shall approve, and take any and all suggestions into account with respect the operations of MS Financial and its Subsidiary. Except with regard to matters provided for in subsections (b), and (d) below, MS Financial shall not be required to implement any suggestion made by Search's personnel, but agrees to take such suggestions into account with respect to the Company's operations. In addition, MS Financial agrees to permit Search's President and Chief Executive Officer, its Senior Executive Vice President - Operations Director, its Executive Vice President - Operations and its Executive Vice President - Marketing access to MS Financial and its Subsidiary and to the operations of MS Financial and its Subsidiary in order to observe and participate in the day-to-day operations of MS Financial and its Subsidiary.

                 (b) No Finance Contracts will be purchased by MS Financial or its Subsidiary unless such Finance Contracts meet Search's underwriting criteria, a copy of which is included in
         Schedule 5.16, or are otherwise approved by either the President and Chief Executive Officer or the Senior Executive Vice President -
          Operations Director of Search. Search shall cause its Subsidiary, Search Funding Corp., to abide by the letter agreement contained in
         Schedule 5.16, pursuant to which it agrees to purchase Finance Contracts that meet Search's underwriting criteria from MS Financial.

                 (c) MS Financial will allow Search to monitor and evaluate MS Financial's collection activities, policies and procedures. Beginning at the first to occur of either the expiration or termination of the HSR waiting period, or, if an HSR filing is not required, the execution of this Agreement, MS Financial agrees to implement those collection policies, procedures and practices as shall be agreed upon by MS Financial's President and either the President and Chief Executive Officer or Senior Executive Vice President - Operations Director of Search and to take any and all suggestions into account with respect to the operations of MS Financial and its Subsidiary. Such individuals will cause an analysis of Finance Contracts owned by MS Financial to be conducted to determine the amount of any additional reserves or charge-offs to be recognized prior to the Effective Time.

                 (d) MS Financial agrees not to change any existing policies or procedures and not to implement any new policies or procedures without the prior written approval of Search's President and Chief Executive Officer or Senior Executive Vice President - Operations Director.

                 (e) Day-to-day operations and operating policies and procedures will be the responsibility of MS Financial's President. No salary or other compensation increases other than pursuant to Section 5.3(d) or employee terminations will be made by MS Financial without the approval of MS Financial's President, who will first consult with the President and Chief Executive Officer or the Senior Executive Vice President - Operations Director of Search.

                 (f) For Search's assistance as set forth in this Section 5.16, MS Financial shall pay Search $100,000 per month, payable on or before the first business day of each month. This fee shall be included in Search's Expenses unless previously paid. Any payments made pursuant to this Section 5.16(f) shall be credited against the Search Fee and shall not be taken into account when making the calculations required by Section 1.2(g). The fee shall be pro rated for the month in which this Agreement is executed and shall be payable with respect to that month within three business days of the date of this Agreement; and a similar pro ration for the month in which this Agreement is terminated shall be made and any excess portion shall be credited to the Search Fee and/or Search's Expenses, or refunded to the Company by Search if no Search Fee or Expenses are payable pursuant to the terms of Article 7 below.

         5.17. Tax Reorganization. After the date of this Agreement, Search will not, prior to the Effective Time, and will not permit the Surviving Corporation after the Effective Time, to take any action inconsistent with the guidelines provided to Search by MS Financial prior to the Effective Time, and accepted by Search, acting reasonably, regarding spin-offs and other corporate transactions that might affect the qualification of the Transaction as a reorganization qualifying under the provisions of Section 368(a) of the Code.

         5.18. Search Stock. Search shall not, between the date of this Agreement and the Effective Time, change the outstanding shares of Search Common Stock into a different number of shares, or a different class, by reason of any reclassification, recapitalization, split-up, stock dividend, stock combination or exchange of shares without the prior written consent of MS Financial, which consent shall not be unreasonably withheld.

         5.19. Directorship. The Board of Directors of Search shall elect James Stuart Jr. to the Board of Directors of Search for a term expiring at the 1999 annual meeting of the stockholders of Search, effective at the Effective Time.

6.       CONDITIONS TO THE MERGER.

         6.1. Conditions to the Obligations of Each Party. The obligations of MS Financial, Search and Newco to consummate the Merger are subject to the satisfaction of the following conditions:

                 (a) this Agreement and the Transactions shall have been approved and adopted by (i) the affirmative vote of the stockholders of MS Financial in accordance with the Delaware Statutes and MS Financial's Restated Certificate of Incorporation, and (ii) if required by the rules of the NASD, the stockholders of Search in accordance with the Delaware Statutes, Search's Restated Certificate of Incorporation and the rules of the NASD;

                 (b) the Registration Statement shall have been declared effective, no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceeding for that purpose shall have been initiated or threatened by the SEC;

                 (c) no Governmental Authority shall have issued, enacted, promulgated, enforced or entered any order, stay, decree, judgment or injunction (each an "Order") or Law which is in effect and has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger and the other Transactions;

                 (d) the waiting period applicable to the Merger under the HSR Act shall have expired or been terminated;

                 (e) Search and MS Financial each shall have received an opinion of Haynes & Boone, LLP, reasonably satisfactory in form and substance to Search and MS Financial, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code, which shall be dated on or about the date that is two business days prior to the date the Proxy Statement is first mailed to stockholders of MS Financial and which shall be updated as of the Effective Time.

                 (f) the Stockholders Agreement shall be in full force and effect at the Effective Time; and

                 (g) MS Financial shall have delivered to Search, prior to the expiration or termination of the HSR pre-clearance waiting period, a letter identifying all persons who are anticipated to be, at the time of the MS Financial Stockholders Meeting, Affiliates of MS Financial for purposes of Rule 145 under the Securities Act. MS Financial shall have used its best efforts to cause each Person who is identified as an Affiliate in such letter to deliver, on or before the date which is 30 days prior to the Effective Time, a written agreement in connection with restrictions on Affiliates under Rule 145 in substantially the form of Schedule 6.1(g).

                 (h) On or before February 19, 1997 (i) Search and MS Financial shall have entered into the Bank Loan Term Sheet on terms acceptable to Search and MS Financial and (ii) MS Financial shall receive from the Senior Bank Lenders such Lenders' consent to the provisions of this Agreement and the consummation of the Transactions by MS Financial. A copy of the Bank Loan Term Sheet shall be attached hereto as Exhibit 6.1(h) after the Bank Loan Term Sheet is fully executed.

         6.2. Conditions to the Obligations to Search and Newco. The obligations of Search and Newco to consummate the Merger are subject to the satisfaction of, or waiver by Search and Newco, at or before the Closing, of the following further conditions:

                 (a) Representations and Warranties; Performance of Obligations. All of the representations and warranties of MS Financial contained in this Agreement shall be true, correct and complete in all material respects on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such time, and all of the terms, covenants, agreements and conditions of this Agreement shall have been complied with, performed or satisfied by MS Financial, in all material respects,

                 (b) No Litigation. No Order issued by any Governmental Authority limiting or restricting the Company's conduct or operation of its businesses following the Merger shall be in effect, nor shall any proceeding brought by a Governmental Authority seeking any such Order be pending. There shall be no action, suit, claim or proceeding of any nature pending, except as set forth on Schedule 3.23, or threatened against Search, Newco or MS Financial or its Subsidiary, their respective properties or any of their officers or directors that could have a Company Material Adverse Effect.

                 (c) Consents and Approvals. All necessary Company Third Party Consents relating to the consummation of the Transactions shall have been obtained.

                 (d) Cold Comfort Letter. Search shall have received from MS Financial "cold comfort" letters of KPMG Peat Marwick L.L.P. of the kind contemplated by the Statement of Auditing Standards with respect to Letters for Underwriters promulgated by the American Institute of Certified Public Accountants (the "AICPA Statement") dated the date on which the Registration Statement shall become effective and the Effective Time, respectively, and addressed to Search, in connection with the procedures undertaken by it with respect to the financial statements of MS Financial and its Subsidiaries contained in the Registration Statement and the other matters contemplated by the AICPA Statement and customarily included in comfort letters relating to transactions similar to the Merger.

                 (e) Bank Financing. MS Financial, Search and MS Financial's lenders shall have entered into the Acquisition Date Amendment Documents, as that term is defined in the Bank Loan Term Sheet included in Schedule 6.2(f), and there shall have been no Event of Default, as such term is defined in the Acquisition Date Amendment Documents.

                 (f) Insurance. The current directors' and officers' liability insurance policy maintained by MS Financial shall have been continued on a "tail" basis on terms reasonably acceptable to Search for a period of three years after the Effective Time with respect to matters occurring prior to the Effective Time.

         6.3. Conditions to the Obligations of MS Financial. The obligations of MS Financial to effect the Merger are subject to the satisfaction of, or waiver by MS Financial of, the following conditions at or before the Closing:

                 (a) Representations and Warranties; Performance of Obligations. All of the representations and warranties of Search and Newco contained in this Agreement shall be true, correct and complete, so as not to give rise to any Search Material Adverse Effect, on and as of the Effective Time with the same effect as though such representations and warranties had been made on and as of such time, and all of the terms, covenants, agreements and conditions of this Agreement shall have been complied with, performed or satisfied by Search and Newco in all material respects.

                 (b) No Litigation. There shall be no action, suit, claim or proceeding of any nature pending or threatened against Search, Newco or MS Financial or its Subsidiary, their respective properties or any of their officers or directors that could have a Company Material Adverse Effect or a Search Material Adverse Effect, or which would prohibit the Transactions.

                 (c) Consents and Approvals. All necessary Search Third Party Consents relating to the consummation of the Transactions shall have been obtained and made.

7.       GENERAL

         7.1. Termination. This Agreement may be terminated, and the Transactions may be abandoned, at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions, as follows:

                 (a) by mutual written consent of the Boards of Directors of Search and MS Financial;

                 (b) by either Search or MS Financial if the Effective Time shall not have occurred on or before June 30, 1997; provided, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material misrepresentation, breach of warranty or failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date;

                 (c) by (i) Search if there is or has been a breach, failure to fulfill or default on the part of the Company of any of its representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, such that the conditions set forth in Articles 2 and 6 would not be satisfied, and such default or failure shall not have been cured or shall not reasonably be expected to be cured before the Closing, and (ii) MS Financial if there has been a Search Material Adverse Effect or is or has been a breach, failure to fulfill or default on the part of Search or Newco of any of its representations and warranties contained herein or in the due and timely performance and satisfaction of any of the covenants, agreements or conditions contained herein, such that the conditions set forth in Articles 2 and 6 would not be satisfied, and such default or failure shall not have been cured or shall not reasonably be expected to be cured before the Closing;

                 (d) by either Search or MS Financial if there shall be a final nonappealable order in effect preventing consummation of the Merger, or there shall be any action taken, or any Law or Order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority which would make consummation of the Merger illegal (provided, that the right to terminate this Agreement pursuant to this subsection (d) shall not be available to any party which has not complied with its obligations under Sections 5.10, 3.35, 3.36 and 4.14;

                 (e) by Search, if (i) the Board of Directors of MS Financial shall have withdrawn, modified or changed its recommendation of this Agreement or the Merger in a manner adverse to Search or shall have resolved to do so, (ii) the Board of Directors of MS Financial shall have recommended to the stockholders of MS Financial any Business Combination Transaction or resolved to do so, or (iii) a tender offer or exchange offer for 50% or more of the outstanding shares of capital stock of MS Financial is commenced, and the Board of Directors of MS Financial shall have failed to recommend against the stockholders of MS Financial tendering their shares in such tender offer or exchange offer;

                 (f) by Search, if Section 262 of the Delaware Statutes is applicable to the Merger and Dissenting Shares represent more than ten percent (10%) of the MS Financial Stock issued and outstanding immediately prior to the Effective Time;

                 (g) by MS Financial, if the Board of Directors of Search shall have withdrawn its recommendation of approval of the issuance of additional shares of Search Common Stock pursuant to the Merger or shall have resolved to do so;

                 (h) by MS Financial, if, in the exercise of its good faith judgment (subject to Section 5.4) as to its fiduciary duties under the Delaware Statutes, the Board of Directors of MS Financial in good faith under applicable Law determines (after consultation with its financial advisers and legal counsel and duly considering the written advice of such legal counsel) that such termination is required by such fiduciary duties by reason of a proposal that either constitutes a Business Combination Transaction or may reasonably be expected to lead to a Business Combination Transaction (a "Business Combination Transaction Proposal"); provided that any termination of this Agreement by MS Financial pursuant to this Section 7.1(h) shall be conditioned on MS Financial paying the full Search Fee required by
         Section 7.7 hereof;

                 (i) by either Search or MS Financial, if the stockholders of MS Financial or Search shall have failed to approve and adopt this Agreement, the Merger and the Transactions at meetings duly convened therefor;

                 (j) by Search if either MS Financial or its Subsidiary shall have filed a petition for liquidation or re-organization in bankruptcy, or have become the subject of an involuntary bankruptcy petition, which involuntary petition is not rejected by a court having jurisdiction over such proceedings within 30 days of the filing thereof; and

                 (k) by Search if KPMG has not completed its annual audit of the Company and issued its opinion with respect to such audit by March 10, 1997 or such later date to which Search and MS financial may agree.

         7.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and, except as herein provided, there shall be no liability or obligation on the part of any party hereto or its officers, directors or stockholders. Notwithstanding the foregoing sentence, (a) the provisions of this Section 7.2 and Sections 5.1(b) and Article 7 shall remain in full force and effect and survive any termination of this Agreement, and (b) MS Financial as one party, and Search and Newco as one party, shall remain liable to the other for any breach of this Agreement by such party prior to this Agreement's termination.

         7.3. Cooperation. MS Financial, and Search and Newco shall each deliver or cause to be delivered to the other at the Closing, and at such other times and places as shall be reasonably agreed to, such additional instruments as the other may reasonably request for the purpose of effectuating this Agreement.

         7.4. Successors and Assigns. This Agreement and the rights of the parties hereunder may not be assigned (including by operation of law) without the written consent of all parties.

         7.5. Entire Agreement. This Agreement (which includes the Schedules hereto) and the confidentiality agreement dated October 15, 1996 between Search and MS Financial set forth the entire understanding of the parties hereto with respect to the Transactions. It shall not be amended or modified except by a written instrument duly executed by each of the parties hereto. Any and all other previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         7.6. Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. This Agreement shall become binding when one or more counterparts taken together shall have been executed and delivered (which deliveries may be by telefax) by the parties.

         7.7.    Fees and Expenses.

                 (a) MS Financial shall pay Search a fee (the "Search Fee") of Seven Hundred Thousand ($700,000) in immediately available funds, which amount is inclusive of all Expenses, if:

                          (i)     this Agreement is terminated pursuant to
                 Section 7.1(e) or (h), in which case the Search Fee will be paid on the business day immediately following such termination; or

                          (ii)    this Agreement is terminated pursuant to
                 Section 7.1(i) as a result of the failure of the stockholders of MS Financial to approve the Merger and a Business Combination Transaction Proposal shall have been made prior to such termination, and any Business Combination Transaction involving MS Financial is thereafter consummated within 18 months of such termination, in which case the Search Fee will be paid on the business day immediately following such consummation.

                 (b) Search shall be entitled to receive its Expenses in immediately available funds in the event that this Agreement is terminated either by Search pursuant to Section 7.1(c) or (e) or by MS Financial pursuant to Section 7.1(h).

                 (c) Search shall pay MS Financial a fee (the "MS Financial Fee") of Two Hundred Fifty Thousand Dollars ($250,000) in immediately available funds, which amount is inclusive of all Expenses, if this Agreement is terminated pursuant to Section 7.1(g); provided that nothing in this Section 7.7(c) shall obligate Search to pay any or all of the MS Financial Fee if Search's stockholders do not approve the adoption of this Agreement and the Transactions after Search's Board of Directors has approved the same.

                 (d) No termination of this Agreement pursuant to Section 7.1(c) shall prejudice the ability of a non-breaching party to seek damages from any other party for any breach of this Agreement, including, without limitation, attorneys' fees and the right to pursue any remedy at law or in equity. If Search is required to file suit to seek the Search Fee and it ultimately succeeds on the merits, it shall be entitled to receive (in addition to the Search Fee or any other Expenses) all expenses, including, without limitation, attorneys' fees and expenses, which it has incurred in enforcing its rights under
         Section 7.2. If MS Financial is required to file suit to seek the MS Financial Fee and it ultimately succeeds on the merits, MS Financial shall be entitled to receive (in addition to the MS Financial Fee) all expenses, including, without limitation, attorneys' fees and expenses, which it has incurred in enforcing its rights under Section 7.2.

                 (e) Except as set forth in this Section 7.7 and Section 5.8(a), all costs and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any transaction contemplated thereby is consummated. Notwithstanding the foregoing, MS Financial shall pay to or incur Expenses from only those Persons listed on Schedule 7.7(e), provided that such Persons may not include legal counsel to the Stockholders.

         7.8. Specific Performance; Remedies. Each party hereto acknowledges that the other parties will be irreparably harmed and that there will be no adequate remedy at law for any violation by any of them of any of the covenants or agreements contained in this Agreement, including without limitation, the confidentiality obligations set forth in Section 5.1(b) and
(b). It is accordingly agreed that, in addition to any other remedies which may be available upon the breach of any such covenants or agreements, each party hereto shall have the right to obtain injunctive relief to restrain a breach or threatened breach of, or otherwise to obtain specific performance of, the other parties' covenants and agreements contained in this Agreement.

         7.9. Notices. Any notice, request, claim, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given if delivered personally or sent by facsimile transmission (with confirmation of receipt), by registered or certified mail, postage prepaid, or by recognized courier service, as follows:

If to Search or Newco to:         Search Capital Group, Inc.
                                  700 N. Pearl Street
                                  Suite 400, L.B. 401
                                  Dallas, Texas 75201-2809
                                  Attention:  George C. Evans,
                                  Chairman, President & CEO and
                                  Ellis Regenbogen, Executive Vice
                                  President and General Counsel
                                  Facsimile No.:  214-965-6098

         With a copy to:  Riezman & Blitz, P.C.
                                  120 S. Central, 10th Floor
                                  St. Louis, Missouri 63105
                                  Attention:  Richard M. Riezman
                                  Facsimile No.:  314-727-6458


If to MS Financial:               MS Financial, Inc.
                                  715 S. Pear Orchard Road
                                  Suite 300
                                  Ridgeland, MS 39157
                                  Attn:  Phillip J. Hubbuch, Jr.
                                  Facsimile No.:  601-856-1611

         With a copy to:  Brunini, Grantham, Grover & Hewes, PLLC
                                  1400 Trustmark Building
                                  248 East Capitol
                                  Jackson, MS 39201
                                  Attn: Robert D. Drinkwater, Esq.
                                  Facsimile No.: 601-960-6902

or to such other address as the Person to whom notice is to be given may have specified in a notice duly given to the sender as provided herein. Such notice, request, claim, demand, waiver, consent, approval or other communication shall be deemed to have been given as of the date so delivered, transmitted by facsimile, mailed or dispatched and, if given by any other means, shall be deemed given only when actually received by the addressees.

         7.10. Governing Law . This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed wholly in that State.

         7.11. Severability. If any provision of this Agreement or the application thereof to any Person or circumstances is held invalid or unenforceable in any jurisdiction, the remainder hereof, and the application of such provision to such Person or circumstances in any jurisdiction, shall not be affected thereby, and to this end the provisions of this Agreement shall be severable.

         7.12. Absence of Third Party Beneficiary Rights. No provision of this Agreement is intended, nor will be interpreted, to provide or to create any third party beneficiary rights or any other rights of any kind in any client, customer, Affiliate, shareholder, employee, partner of any party hereto or any other Person or entity.

         7.13. Mutual Drafting. This Agreement is the mutual product of the parties hereto, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of each of the parties, and shall not be construed for or against any party hereto.

         7.14. Further Representations. Each party to this Agreement acknowledges and represents that it has been represented by its own legal counsel in connection with the Transactions contemplated by this Agreement, with the opportunity to seek advice as to its legal rights from such counsel. Each party further represents that it is being independently advised as to the tax consequences of the Transactions contemplated by this Agreement and is not relying on any representation or statements made by the other party as to such tax consequences.

         7.15. Amendment; Waiver. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of the parties hereto; provided, that after the approval and adoption of this Agreement and the Transactions by the stockholders of MS Financial, no amendment may be made that would reduce the amount or change the type of consideration into which each share of MS Financial Stock shall be converted upon consummation of the Merger. At any time prior to the Effective Time, any party may (a) extend the time for the performance of any obligation of any other party, (b) waive any inaccuracy in the representations and warranties of any other party and (c) waive compliance with any agreement or conditions contained herein. Any extension or waiver by any party of any provision hereto shall be valid only if set forth in an instrument in writing signed on behalf of such party.

         7.16. Survival of Certain Clauses. None of the representations, warranties, covenants and indemnities made by MS Financial, Search or Newco in or pursuant to this Agreement or in any document delivered pursuant to this Agreement and the Related Documents shall survive the Effective Time or any termination of this Agreement pursuant to Section 7.1 except as follows: the agreements set forth in Section 5.1(b), 5.15, and Sections 7.2 through 7.16 shall survive the Effective Time and shall remain in effect indefinitely.

8. DEFINITIONS. When a capitalized term is used in this Agreement and such term is not defined elsewhere in this Agreement, such term shall have the meaning ascribed to it pursuant to the following provisions of this Article 8:

         8.1.    "Acquisition Date Amendment Documents" is defined in Section
6.2(f).

         8.2.    "Adjusted Decrease in Stockholders' Equity" is defined in
Section 1.2(g)(i).

         8.3.    "Adjusted Per Share Amount" is defined in Section 1.2(g)(ii).

         8.4.    "Adjusted Stockholders' Equity" is defined in Section 1.2(g).

         8.5.    "Adjustment Balance Sheet" is defined in Section 1.2(g)(i).

         8.6.    "Adjustment Income Statement" is defined in Section 1.2(g)(i).

         8.7. "Affiliate" means each "Affiliate" or "associate" of the applicable Person (as such terms are defined in Rule 12b-2 under the Exchange Act as of the Effective Time), whether or not such Person is such an Affiliate or Associate as of the Effective Time, and each officer and director of such Person.

         8.8.    "Agreement" is defined in the preamble.

         8.9.    "AICPA Statement" is defined in Section 6.2(e).

         8.10.   "Allowance for Losses" is defined in Section 1.2(g).

         8.11.   "Balance Sheet Date" is defined in Section 3.10.

         8.12. "Bank Loan Term Sheet" means the bank loan term sheet included as Exhibit 6.1(h) hereto.

         8.13.   "Benefit Plans" is defined in Section 3.21(a).

         8.14.   "Blue Sky Laws" means state securities or "blue sky" laws.

         8.15. "Business Combination Transaction" means any of the following involving MS Financial or its Subsidiary: (1) any merger, consolidation, share exchange, business combination or other similar transaction (other than the transactions contemplated hereby); (2) any sale, lease, exchanges, transfer or other disposition (other than a pledge or mortgage) of 25% or more of the assets of MS Financial and the Subsidiary, as applicable, taken as a whole, in a single transaction or series of transactions; or (3) the acquisition by a Person or entity or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of beneficial ownership of 50% or more of the shares of MS Financial Stock, as applicable, whether by tender offer, exchange offer or otherwise.

         8.16.   "Business Combination Transaction Proposal" is defined in
Section 7.1(h).

         8.17. "Car Dealer" means any retail vendor of motor vehicles with which MS Financial or its Subsidiary has an agreement pursuant to which MS Financial or its Subsidiary purchases Finance Contracts from such vendor.

         8.18. "Car Dealer Agreement" means any agreement between the Company and a Car Dealer, substantially in the form of Schedule 3.14(l).

         8.19. "Car Dealer Assignment" means any assignment substantially in the form of Schedule 3.14(l).

         8.20.   "Certificate of Merger" is defined in Section 2.1.

         8.21. "Company Hazardous Materials Activities" is defined in Section 3.16(b).

         8.22. "Certificate" means a stock certificate or certificates which immediately prior to the Effective Time evidenced outstanding shares of MS Financial Stock (other than Dissenting Shares, if any, and shares to be canceled pursuant to Section 1.2(b)).

         8.23. "Closing" means a closing held at the offices of Search in Dallas, Texas, or such other place and time as the parties may agree.

         8.24. "Closing Checklist" means the list of documents to be delivered or provided in connection with the Transactions, in the form of
Schedule 8.24 hereto.

         8.25. "Closing Certificate" means the certificates described in sections 2.2(a) and 2.3(a) hereof.

         8.26. "Closing Date" shall mean the date upon which the Closing is to occur.

         8.27.   "Code" means the Internal Revenue Code of 1986, as amended.

         8.28.   "Company" means MS Financial and its Subsidiary.

         8.29. "Company Material Adverse Effect" means any change, effect, or circumstance that is, individually or when taken together with all other changes, effects and circumstances that have occurred prior to the date of determination of the occurrence of the Company Material Adverse Effect, is or is reasonably likely to be material and adverse to the condition (financial or otherwise), operations, properties, results of operations, or business or prospects of MS Financial and its Subsidiary, taken as a whole, or would materially impair the ability of MS Financial and its Subsidiary, taken as a whole, to perform its obligations under this Agreement or impede the consummation of the Transactions.

         8.30. "Company Options" means options to acquire MS Financial Stock under the MS Financial Stock Option Plans.

         8.31. "Company Third Party Consents" means all consents of Persons not party to this Agreement required to be obtained by MS Financial to prevent any breach of this Agreement by MS Financial or to consummate the Transactions.

         8.32. "Company SEC Reports" means all forms, reports and documents required to be filed by MS Financial with the SEC since January 1, 1995.

         8.33.   "Controlled Group Member" is defined in Section 3.21(b).

         8.34.   "Current Balance Sheet" is defined in Section 3.10.

         8.35.   "Current Income Statement" is defined in Section 3.10.

         8.36. "Delaware Statutes" means the Delaware General Corporation Law, as amended.

         8.37. "Delinquency Rate Percentage" means, with respect to a calendar month Period, the fraction, expressed as a percentage, equal to the sum of the aggregate outstanding principal balance of Finance Contracts owned and/or serviced by the Company that are past due as of the end of such month for more than 30 days divided by the aggregate outstanding principal balance of Finance Contracts owned and/or serviced by the Company as of the end of such calendar month.

         8.38. "Determination Date" means the date that is five business days prior to the date of the MS Financial Stockholders Meeting or, if that date is not a NASDAQ trading day, the NASDAQ trading day immediately preceding that date.

         8.39. "Dissenting Shares" means any issued and outstanding shares of MS Financial Stock which are held by stockholders of MS Financial who have not voted in favor of the Merger and who are entitled to file, and have filed, with MS Financial, in full compliance with Section 262 of the Delaware Statutes, prior to the taking of the vote of the stockholders of MS Financial on the Merger, a written notice of intent to demand appraisal of such shares of MS Financial Stock.

         8.40. "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary, or such later time as may be specified in the Certificate of Merger filed with the Secretary.

         8.41.   "Engagement Letter" is defined in Section 3.30.

         8.42.   "Environmental Permits" is defined in Section 3.16(c).

         8.43.   "ERISA" is defined in Section 3.21(b).

         8.44. "Exchange Act" means the Securities and Exchange Act of 1934, as amended.

         8.45.   "Exchange Agent" means American Securities Transfer, Inc.

         8.46. "Exchange Fund" means certificates evidencing the shares of Search Common Stock, issuable pursuant to Section 1.2 and an estimated amount of cash required to be delivered pursuant to Article 1 in exchange for fractional shares of Search Common Stock.

         8.47. "Exchange Ratio" shall mean the number of shares of Search Common Stock having a value equal to the Per Share Amount, determined as of the Determination Date except as otherwise provided in Sections 1.2(d), (e), (g) and (h) The number of shares having a value equal to the Per Share

Amount determined as of the Determination Date shall be determined by dividing the Per Share Amount by the Valuation Period Market Value.

         8.48. "Expenses" means all out-of-pocket expenses and fees actually incurred or accrued by Search, Newco or MS Financial, as applicable, or on their respective behalf in connection with the Transactions prior to the termination of this Agreement (including, without limitation, all fees and expenses of counsel, financial advisors, banks or other entities providing financing to Search (including financing, commitment and other fees payable thereto), accountants, environmental and other experts and consultants, and all registration fees and expenses and all printing and advertising expenses) and in connection with the negotiation, preparation, execution, performance and termination of this Agreement, the structuring of the Transactions, any agreements relating thereto, and any filings to be made in connection therewith.

         8.49. "Finance Contract" means a motor vehicle installment sales contract assigned to MS Financial or owned by a Securitization Trust that is secured by title to, security interests in, or liens on a motor vehicle under applicable provisions of the motor vehicle or other similar Law of the jurisdiction in which the motor vehicle is titled and registered by the purchaser at the time the contract is originated.

         8.50. "GAAP" means United States generally accepted accounting principles applied on a consistent basis.

         8.51. "Governmental Authority" shall mean any United States (federal, state or local) or foreign (to the extent having any jurisdiction over the parties or the Transactions) government, or governmental, regulatory or administrative authority, agency, department, board, bureau, instrumentality commission or court of competent jurisdiction.

         8.52.   "Hazardous Material" is defined in Section 3.16(a).

         8.53. "HSR" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (Antitrust Improvements Act) Pub.L. 94-435, Sept. 30, 1976, 90 Stat. 1383, as amended.

         8.54.   "KPMG" means KPMG Peat Marwick L.L.P.

         8.55. "Law" means statutes, rules, regulations, ordinances, orders, judgments or decrees of any Governmental Authority.

         8.56.   "Liens" is defined in Section 3.24(h).

         8.57.   "Material Contracts" is defined in Section 3.18(a).

         8.58. "Material Permits" means licenses, franchises, consents, approvals, orders, permits and other governmental authorizations, including without limitation titles (including without limitation motor vehicle titles and current registrations), fuel permits, certificates, trademarks, trade names, patents, patent applications and copyrights, necessary to conduct the businesses of MS Financial or its Subsidiary and the failure of MS Financial or its Subsidiary to hold or possess would have a Company Material Adverse Effect.

         8.59.   "Merger" is defined in the preamble.

         8.60. "Merger Consideration" means certificates evidencing the number of whole shares of Search Common Stock and cash (in lieu of fractional shares) to which a holder of MS Financial Stock is entitled as the result of the Merger.

         8.61.   "Most Recent Financial Statements" is defined in Section
1.2(g)(i).

         8.62.   "MS Financial" is defined in the preamble.

         8.63.   "MS Charter Documents" is defined in Section 3.1.

         8.64. "MS Financial Employees' Equity Incentive Plan" means the MS Financial Amended and Restated Employees' Equity Incentive Plan substantially in the form of Schedule 8.63 hereto.

         8.65.   "MS Financial Fee" is defined in Section 7.7(c).

         8.66. "MS Financial Stock" means the common stock of MS Financial, par value $.001 per share.

         8.67. "MS Financial Stock Option Plans" means the MS Financial Employees' Equity Incentive Plan and the Non- Employee Directors Stock Option Plan.

         8.68.   "MS Financial Stockholders Meeting" is defined in Section 5.9.

         8.69.   "MS Loan Agreement" is defined in Section 3.26(r).

         8.70.   "Net Managed Receivables" is defined in Section 1.2(g).

         8.71. "Non-Employee Directors Stock Option Plan" means the stock option plan substantially in the form of Schedule 8.70 hereto.

         8.72. "NASD" means the National Association of Securities Dealers, Inc. or any successor entity.

         8.73. "NASDAQ" means the NASD Automated Quotations -National Market System.

         8.74.   "Newco" is defined in the preamble.

         8.75. "Newco Stock" means the common stock of Newco, par value $.01 per share.

         8.76.   "Order" is defined in Section 6.1(c).

         8.77. "Per Share Amount" means $2.00, or such amount adjusted pursuant to Section 1.2(e) or Section 1.2(g) if such an adjustment is to be made.

         8.78. "Person" means any individual, firm, corporation, partnership or other entity, including without limitation, any "person" or "group" within the meaning of Section 13(d) under the Exchange Act.

         8.79. "Proxy Statement" means the proxy statement, which may be a joint proxy statement, to be sent to the stockholders of Search, if required, and MS Financial.

         8.80. "Registration Statement" means a registration statement on Form S-4 (together with all amendments thereto) filed by Search in respect of the issuance of Search Common Stock pursuant to this Agreement.

         8.81.  "Related Documents" is defined in Section 3.2.

         8.82. "Related Security" means all security documents, including, without limitation, Uniform Commercial Code Financing statements, evidencing a security interest in a Finance Contract.

         8.83.   "Returns" is defined in Section 3.24(a).

         8.84.   "Reviewed Financials" is defined in Section 3.10.

         8.85.   "Search" is defined in the preamble.

         8.86.   "Search Charter Documents" is defined in Section 4.1.

         8.87. "Search Common Stock" means the common stock of Search, $.01 par value per share.

         8.88.   "Search Fee" is defined in Section 7.7(a).

         8.89. "Search Material Adverse Effect" means any change, effect or circumstance that, individually, or when taken together with all other changes, effects and circumstances that have occurred prior to the date of determination of the occurrence of the Search Material Adverse Effect (i) is or is reasonably likely to be material and adverse to the condition (financial or otherwise), operations, properties, results of operations, business or prospects of Search, or (ii) would or is reasonably likely to impair Search's ability to perform its obligations under this Agreement or impede the consummation of the Transactions.

         8.90. "Search Material Permits" means licenses, franchises, consents, approvals, orders, permits and other governmental authorizations, including without limitation titles (including without limitation motor vehicle titles and current registrations), fuel permits, certificates, trademarks, trade names, patents, patent applications and copyrights, necessary to conduct the businesses of Search or its Subsidiaries and the failure of Search or its Subsidiaries to hold or possess would have a Search Material Adverse Effect.

         8.91. "Search SEC Reports" means all forms, reports and documents required to be filed by Search with the SEC since December 31, 1993.

         8.92.   "Search Stockholders Meeting" is defined in Section 5.9.

         8.93. "Search Third Party Consents" means all consents of Persons not party to this Agreement required to be obtained by Search or Newco to prevent any breach of this Agreement by Search.

         8.94.   "SEC" means the Securities and Exchange Commission.

         8.95. "Secretary" means the Secretary of State of the State of Delaware.

         8.96.   "Securities Act" means the Securities Act of 1933, as amended.

         8.97. "Securitization Trusts" means MS Auto Grantor Trust 1995-1, MS Auto Grantor Trust 1994-1, and MS Auto Grantor Trust 1993-1.

         8.98. "Senior Bank Lender" means the lenders referred to in the Bank Loan Term Sheet.

         8.99. "Stockholders" means MS Diversified Corporation, MS Financial Services, Inc., and Golder Thoma Chessy Rauner IV, L.P.

         8.100.  "Stockholders Agreement" is defined in Section 5.15(f).

         8.101. "Subsidiary" means, with respect to any Person, an Affiliate controlled by such person directly, or indirectly through one or more intermediaries.

         8.102.  "Surviving Corporation" is defined in Section 1.1(a).

         8.103. "Tax" means any tax or similar governmental charge, import or levy (including without limitation income taxes, franchise taxes, transfer taxes or fees, sales taxes, use taxes, gross receipts taxes, value added taxes, employment taxes, excise taxes, ad valorem taxes, property taxes, withholding taxes, payroll taxes, minimum taxes or windfall profit taxes) together with any related penalties, fines, additions to tax or interest imposed by any Governmental Authority.

         8.104. "Transactions" means the Merger and all other actions or events described or required by this Agreement.

         8.105.  "Unaudited Financials" is defined in Section 3.10.

         8.106. "Valuation Period Market Value" means the average of the closing prices of a share of Search Common Stock, as quoted on NASDAQ for the 10 NASDAQ trading days immediately preceding and including the Determination Date or, if the Search Common Stock is not quoted on NASDAQ, the average of the high bid and low ask prices of a share of Search Common Stock as quoted in the over-the-counter market for such 10 trading day period.

         8.107. "Warehouse Loans" means loans pursuant to the transaction entered into pursuant to that certain Repurchase Agreement dated as of April 1, 1995 between the Company and Telluride Funding Corp. and certain other related documents, as such may be amended, modified, supplemented, extended, renewed or replaced, in connection with which Financial Security Assurance Inc. issued a financial guaranty insurance policy.

         IN WITNESS WHEREOF, the parties hereto have signed this Agreement as of the day and year first above written.

SEARCH CAPITAL GROUP, INC.



By:      /s/ George C. Evans
         ----------------------------------
Name:    George C. Evans
Title:   Chairman, President and
         Chief Executive Officer


SEARCH CAPITAL ACQUISITION CORP.



By:      /s/ Robert D. Idzi
         ----------------------------------
Name:    Robert D. Idzi
Title:   Senior Executive Vice President




MS FINANCIAL, INC.



By:      /s/ Vann R. Martin
         ----------------------------------
Name:    Vann R. Martin
Title:   President and Chief
         Operating Officer